As filed with the Securities and Exchange Commission on December 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMGROUP CORPORATION*

(Exact name of registrant as specified in its charter)

1389

(Primary Standard Industrial Classification Code Number)

Delaware	Two Warren Place 6120 S. Yale Avenue, Suite 700 Tulsa, OK 74136-4216	20-3533152
(State or other jurisdiction of Incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Candice L. Cheeseman

General Counsel and Secretary

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(918) 524-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Robert J. Melgaard

Conner & Winters, LLP

4000 One Williams Center

Tulsa, Oklahoma 74172

(918) 586-5711

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Amount of Registration Fee(1)
7.50% Senior Notes due 2021	$300,000,000	$38,640
Guarantees of 7.50% Senior Notes due 2021(2)	—	—(3)

(1)	Calculated under Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)	The subsidiaries listed on the next page in the Table of Subsidiary Guarantor Registrants will guarantee the notes being registered.
(3)	Under Rule 457(n) of the Securities Act of 1933, as amended, no registration fee is required for the guarantees.

*	The subsidiaries listed on the next page in the Table of Subsidiary Guarantor Registrants are also included in this registration statement as additional registrants.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Subsidiary Guarantor Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number
SemGas, L.P.	Oklahoma	1389	73-1611095
SemCanada, L.P.	Oklahoma	6719	73-1611091
SemCanada II, L.P.	Oklahoma	6719	51-0533006
SemMaterials, L.P.	Oklahoma	6719	57-1215443
SemGroup Europe Holding, L.L.C.	Delaware	6719	20-4194229
SemOperating G.P., L.L.C.	Oklahoma	6719	57-1215442
SemMexico, L.L.C.	Oklahoma	6719	26-2365141
SemDevelopment, L.L.C.	Delaware	6719	26-2019894
Rose Rock Midstream Holdings, LLC	Delaware	6719	45-3089846
Wattenberg Holding, LLC	Oklahoma	4612	38-3874613
Glass Mountain Holding, LLC	Oklahoma	6719	90-0828413
Mid-America Midstream Gas Services, L.L.C.	Oklahoma	1389	27-0680864

(1)	The address for each subsidiary guarantor registrant is Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216, and the telephone number for each subsidiary guarantor registrant is (918) 524-8100.

Each registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2013

PROSPECTUS

SemGroup Corporation

Offer To Exchange

Up To $300,000,000 Of

7.50% Senior Notes due 2021 (CUSIP Nos. 81663A AA3 and U81569 AA0)

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $300,000,000 Of

7.50% Senior Notes due 2021 (CUSIP No. 81663A AB1)

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 7.50% Senior Notes due 2021 Offered in the Exchange Offer:

•	The terms of the new notes (CUSIP No. 81663A AB1 (the “New Notes”)) are identical to the terms of the old notes that were issued on June 14, 2013 (CUSIP Nos. 81663A AA3 and U81569 AA0 (the “Old Notes”)), except that the New Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

•	We are offering to exchange up to $300,000,000 of our Old Notes for New Notes with materially identical terms that have been registered under the Securities Act and are freely tradable.

•	We will exchange all Old Notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of New Notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2014, unless extended.

•	Tenders of Old Notes may be withdrawn at any time before the expiration of the exchange offer.

•	The exchange of New Notes for Old Notes will not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We agreed to permit the use of this prospectus for a period of up to 180 days after the expiration date of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     ,

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information is available to you without charge upon written or oral request to: Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216, Attention: Investor Relations, (918) 524-8100. To obtain timely delivery, you must request the information no later than the date that is five business days before the expiration date of the exchange offer.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, or any document incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document incorporated by reference, as the case may be.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included or incorporated by reference in this prospectus regarding the prospects of our industry, our future financial and operating performance and results, the anticipated performance of NGL Energy Partners LP, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “should,” “could,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plans,” “forecasts,” “predict,” “potential” or “continue” or the negative of these terms or variations of them or similar terms. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, expected, estimated or projected. Factors that might cause actual results to differ include, but are not limited to, those discussed in this prospectus under “Risk Factors,” the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus, and the following:

•	our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations, including the Notes, or to fund our other liquidity needs;

•	our ability to comply with the covenants contained in our credit agreements and the indenture governing the Notes, including requirements under our credit agreements to maintain certain financial ratios;

•	the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital on terms that are favorable to us;

•	the ability of our subsidiary, Rose Rock Midstream, L.P., to make minimum quarterly distributions to its unitholders, including us;

•	the operations of NGL Energy Partners LP, which we do not control;

•	any sustained reduction in demand for the petroleum products we gather, transport, process and store;

•	our ability to obtain new sources of supply of petroleum products;

•	our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations;

•	the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increase;

•	fluctuations in natural gas, natural gas liquids and oil prices and production due to weather and other natural and economic forces;

•	changes in currency exchange rates;

i

•	the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local government laws, regulations and policies; and

•	the possibility that our hedging activities may result in losses or may have a negative impact on our financial results.

We caution that the factors described above and elsewhere in this prospectus or in the documents we incorporate by reference herein could cause actual results to differ materially from those expressed in any of our forward-looking statements and that investors should not place undue reliance on those statements. Further, new factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Moreover, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement contained or incorporated in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference and to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 15 of this prospectus, the other cautionary statements described in this prospectus and the risk factors and other cautionary statements which are incorporated by reference in this prospectus, including those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and, to the extent applicable, in any subsequently filed reports. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

As used in this prospectus, and unless the context indicates otherwise, the terms the “Company,” “SemGroup,” “we,” “us,” “our,” “ours,” and similar terms refer to SemGroup® Corporation, its consolidated subsidiaries, and its predecessors. In addition, we refer to the notes to be issued in the exchange offer as the “New Notes” and the notes issued on June 14, 2013 as the “Old Notes.” We refer to the New Notes and the Old Notes collectively as the “Notes.” We sometimes refer to crude oil, natural gas, natural gas liquids (natural gas liquids, or “NGLs,” include ethane, propane, normal butane, iso-butane, and natural gasoline), refined petroleum products and liquid asphalt cement, collectively, as “petroleum products” or “products.”

Our Company

We are a growth-oriented provider of gathering, transportation, storage, distribution, marketing and other midstream services primarily to independent producers and refiners of petroleum products and other market participants located in the Midwest and Rocky Mountain regions of the United States of America (the “U.S.”), Canada and the west coast of the United Kingdom (the “U.K.”). We, or our significant equity method investees, have an asset base consisting of pipelines, gathering systems, storage facilities, terminals, processing plants and other distribution assets strategically located between North American production and supply areas, including the Gulf Coast, Midwest, Rocky Mountain and Western Canadian regions. We also maintain and operate storage, terminal and marine facilities at Milford Haven in the U.K. that enable customers to supply petroleum products to markets in the Atlantic Basin. We also operate a network of liquid asphalt cement terminals throughout Mexico. We expect to grow our business by expanding the capacity and utilization of our existing assets and by making selective acquisitions, such as our recent acquisition of Mid-America Midstream Gas Services, L.L.C. (“MAMGS”) from a subsidiary of Chesapeake Energy Corporation (NYSE: CHK) (“Chesapeake”). For additional information regarding this acquisition, please see “—Recent Developments—Acquisition from Chesapeake.”

Assets and Operations

We believe that the variety of our petroleum product assets creates opportunities for us and our customers that avoid seasonal fluctuations of a less diverse business. Our assets include:

•	the 2% general partner interest and a 51.6% limited partner interest in Rose Rock Midstream, L.P., a publicly-traded master limited partnership (“Rose Rock”), which owns an approximately 640-mile crude oil pipeline network in Kansas and Oklahoma and a crude oil storage facility in Cushing, Oklahoma with a capacity of 7.25 million barrels and an additional 350,000 barrels currently under construction, and a 34% ownership interest in White Cliffs Pipeline, L.L.C (“White Cliffs”);

•	a 51% ownership interest (17% directly and 34% indirectly, through our interest in Rose Rock) in White Cliffs, which owns a 527-mile crude oil pipeline running from Platteville, Colorado to Cushing, Oklahoma (the “White Cliffs Pipeline”), operated by our Crude segment;

•	9.1 million common units of NGL Energy Partners LP (“NGL Energy”) and a 11.78% interest in NGL Energy Holdings LLC, the general partner of NGL Energy;

•	approximately 1,790 miles of natural gas and NGL transportation, gathering and distribution pipelines in Kansas, Oklahoma and Texas and Alberta, Canada;

•	8.7 million barrels of owned multi-product storage capacity located in the U.K.;

•	twelve liquid asphalt cement terminals and modification facilities and one emulsion distribution terminal in Mexico;

•	majority interest in four natural gas processing plants located in Alberta, Canada, with a combined operating capacity of 695 million cubic feet per day;

•	three natural gas processing plants located in the U.S., with 188 million cubic feet per day of capacity; and

•	a crude oil trucking fleet of over 130 transport trucks and 150 trailers.

We operate these assets and conduct our business through six primary business segments: Crude, SemStream, SemLogistics, SemCAMS, SemMexico and SemGas.

Crude

Crude’s business operations are conducted through its 51% ownership interest in White Cliffs, and the 2% general partner interest and a 51.6% limited partner interest in Rose Rock. These operations include crude oil transportation, storage, terminalling, gathering and marketing in Colorado, Kansas, Louisiana, Montana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming for third-party customers as well as for itself. In addition to its equity investment in White Cliffs, the Crude business unit consists of five primary operations: (i) Cushing storage; (ii) Kansas and Oklahoma pipeline system; (iii) Crude oil trucking fleet; (iv) Bakken Shale operations; and (v) Platteville Facility.

Cushing Storage. Crude owns and operates 29 crude oil storage tanks in Cushing with an aggregate storage capacity of approximately 7.25 million barrels and an additional 350,000 barrels of storage currently under construction. Our storage terminal has a combined capacity to deliver 480,000 barrels of crude oil per day, and has inbound connections with the White Cliffs Pipeline from Platteville, Colorado, the Great Salt Plains Pipeline from Cherokee, Oklahoma, the Cimarron Pipeline from Boyer, Kansas, our Kansas and Oklahoma gathering system and two-way interconnections with all of the other major storage terminals in Cushing, the delivery point specified in all crude oil futures contracts traded on the NYMEX.

Kansas and Oklahoma Pipeline. Crude owns and operates an approximately 640-mile crude oil gathering and transportation pipeline system and over 660,000 barrels of associated storage in Kansas and Northern Oklahoma. This system gathers crude oil from throughout the region and delivers it to third-party pipelines and refineries and our Cushing terminal, thereby providing our customers with multiple delivery options.

Crude Oil Trucking Fleet. Crude owns and operates a crude oil trucking fleet of over 130 transport trucks and 150 trailers providing transportation services in Colorado, Kansas, Louisiana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming, as well as a long-term, take-or-pay customer transportation agreement.

Bakken Shale. Crude owns and operates a crude oil gathering, storage, transportation and marketing business in the Bakken Shale area in Western North Dakota and Eastern Montana. Using our fleet of trucks and capacity on the Enbridge North Dakota System, we purchase crude oil at the wellhead and transport and market it to customers, historically at the crude oil marketing hub in Clearbrook, Minnesota.

Platteville Facility. Crude owns and operates a modern, sixteen-lane crude oil truck unloading facility in Platteville, Colorado, which connects to the origination point of the White Cliffs Pipeline. Much of the crude oil production from the Denver-Julesburg Basin (“DJ Basin”) and the nearby Niobrara Shale must initially be transported by truck due to a shortage of gathering capacity. The facility includes storage capacity of 230,000 barrels of crude oil.

White Cliffs Pipeline. Crude owns 51% of White Cliffs, which owns the White Cliffs Pipeline, a 527-mile common carrier, crude oil pipeline system that originates in Colorado and terminates in Cushing, Oklahoma. The White Cliffs Pipeline, which has a capacity of approximately 76,000 barrels of crude oil per day, is the primary direct pipeline out of the DJ Basin to the Cushing market and Mid-Continent refineries. White Cliffs is undertaking an expansion to increase the capacity of the White Cliffs Pipeline from approximately 76,000 barrels per day to about 150,000 barrels per day.

A majority of Crude’s revenue is generated from fee-based contractual arrangements that, in some instances, are fixed and not dependent on usage. In addition to third-party customer revenue, Crude generates revenue from limited marketing activities. Crude’s marketing activities include purchasing crude oil for its own account from producers and aggregators and selling crude oil to traders and refiners.

SemStream

SemStream holds SemGroup’s ownership interests in NGL Energy, a master limited partnership, publicly traded on the New York Stock Exchange as “NGL.” NGL Energy owns and operates four primary businesses: crude oil logistics, water services, natural gas liquids logistics and retail propane.

SemLogistics

SemLogistics owns one of the largest independent petroleum products storage facilities in the U.K, which includes approximately 8.7 million barrels of above ground storage tanks. The facility is strategically located to access the U.K. market and to service numerous global markets. SemLogistics generates revenue from fixed-fee storage tank leasing and related services.

SemCAMS

SemCAMS operates and owns majority interests in four natural gas processing plants and a network of more than 600 miles of natural gas gathering and transportation pipelines. All of SemCAMS’ assets are located in West-Central Alberta, in the heart of the Western Canadian Sedimentary Basin, which accounts for approximately 70% of Canada’s total natural gas production and approximately 80% of Canada’s total sour gas production. SemCAMS generates revenue from fee-based throughput arrangements.

SemMexico

SemMexico provides a variety of liquid asphalt cement products and product application services to the Mexican market. In addition to direct asphalt cement sales, SemMexico further processes asphalt materials in combination with other raw materials to produce value-added products. SemMexico currently operates an in-country network of 12 asphalt cement terminals and modification facilities, one emulsion distribution terminal and two portable rail unloading facilities to import asphalt from the U.S.

SemGas

SemGas currently owns and operates over 1,150 miles of natural gas gathering pipelines in Kansas, Oklahoma and Texas and three natural gas processing plants. These assets include three processing plants located in the Mississippi Lime play, which have a combined processing capacity of approximately 188 million cubic feet per day. In addition, SemGas is constructing two additional natural gas processing plants in the Mississippi Lime play, which will have a combined processing capacity of 400 million cubic feet per day once completed. There are approximately 540,000 net acres dedicated to SemGas from several area producers in the Mississippi Lime play. SemGas generates revenue from a portfolio of contracts.

Recent Developments

Rose Rock Drop-Down and Related Transactions

On December 16, 2013, we contributed a one-third interest in SemCrude Pipeline L.L.C. (“SCPL”) to Rose Rock in exchange for (i) approximately $173.1 million of cash, (ii) 1.5 million common units of Rose Rock, (iii) 1.25 million Class A units of Rose Rock and (iv) an increase of the capital account of the general partner of Rose Rock and a related issuance of general partner interests, to allow the general partner of Rose Rock to maintain its two percent general partner interest. The Class A units are not entitled to receive any distributions of available cash (other than upon liquidation) prior to the first day of the month immediately following the first month for which the average daily throughput volumes on the White Cliffs Pipeline for such month are 125,000 barrels per day or more. Upon such date, the Class A units will automatically convert into common units. SCPL owns a 51 percent membership interest in White Cliffs. Rose Rock now owns a two-thirds interest in SCPL, giving Rose Rock an indirect 34 percent interest in White Cliffs.

In connection with this transaction, Rose Rock exercised the accordion feature of its revolving credit facility and increased the total borrowing capacity from $385 million to $585 million and made a borrowing of approximately $173.1 million. The proceeds from the borrowing were used by Rose Rock to fund the cash consideration for the drop-down transaction and to pay certain related transaction costs and expenses. We used the cash proceeds received from Rose Rock to repay amounts borrowed under our revolving credit facility under the SemGroup Credit Agreement.

Amendment Under the SemGroup Credit Agreement

In June 2011, we entered into a credit agreement (as amended, the “SemGroup Credit Agreement”), with The Royal Bank of Scotland plc, as administrative agent and collateral agent, the various bookrunners, arrangers and agents party thereto, certain of our subsidiaries and the lenders party thereto. On December 11, 2013, the SemGroup Credit Agreement was amended to permit, subject to certain conditions, an increase of the commitments under the revolving credit facility by up to an additional $300 million. In addition, the amendment modifies the SemGroup Credit Agreement by, among other things, (i) extending the availability period of the revolving commitments, and the maturity date of the extensions of credit under the SemGroup Credit Agreement, to December 11, 2018, (ii) reducing the interest rate payable in respect of the revolving and term commitments and (iii) modifying the commitment fees payable in respect of revolving commitments.

Amendment and Commitment Increase Under Rose Rock Credit Agreement

In November 2011, Rose Rock entered into a credit agreement (as amended, the “Rose Rock Credit Agreement”), with the Royal Bank of Scotland plc, as administrative agent and collateral agent, certain subsidiaries of Rose Rock and the lenders party thereto. On December 10, 2013, the Rose Rock Credit Agreement was amended to, among other things, (i) increase the aggregate revolving commitments under the Rose Rock Credit Agreement from $385 million to $585 million and (ii) increase the revolving letter of credit commitments under the Rose Rock Credit Agreement to an aggregate amount of $150 million.

Rose Rock Offering

On August 16, 2013, Rose Rock completed a public offering of 4,750,000 common units at a price to the public of $33.44 per common unit ($32.10 per common unit, net of underwriting discounts and commissions). Rose Rock received net proceeds, including Rose Rock’s general partner’s proportionate capital contribution to maintain its 2% general partner interest in Rose Rock, of approximately $155.6 million, after deducting underwriting discounts and structuring fees. Rose Rock used the net proceeds, along with cash on hand, to repay amounts outstanding under its revolving credit facility under the Rose Rock Credit Agreement.

Acquisition of Transportation Assets from Barcas Field Services

On September 1, 2013, Rose Rock acquired the assets of Barcas Field Services, LLC, which owns and operates a crude oil trucking fleet, for $50 million. Highlights of the acquisition include the following:

•	114 trucks, 120 trailers and miscellaneous equipment operating in Colorado, Louisiana, Oklahoma, Wyoming, North Dakota, Kansas, New Mexico, and Texas; and

•	a long-term, take-or-pay customer transportation agreement.

Planned Retirement of President and Chief Executive Officer

On August 8, 2013, SemGroup and Rose Rock announced that Norman J. Szydlowski, who has served as President and Chief Executive Officer of SemGroup since November 2009 and as President and Chief Executive Officer of Rose Rock’s general partner since its formation, will retire once a successor is in place.

Acquisition from Chesapeake

On August 1, 2013, SemGas, L.P., a wholly-owned subsidiary of the Company, completed the acquisition of all the outstanding equity interests in MAMGS from Chesapeake Midstream Development, L.L.C. (“CMD”), a subsidiary of Chesapeake, in exchange for approximately $316.1 million in cash. The acquisition was made pursuant to the previously disclosed unit purchase agreement, dated as of April 30 2013, as amended, by and between SemGas, L.P. and CMD. We refer to this acquisition as the “Acquisition.”

MAMGS owns natural gas gathering and processing assets in the Mississippi Lime play in Northern Oklahoma, including 200 miles of gathering pipelines and certain other assets related to two gas processing plants that are under construction. The two plants are expected to be operational in the first quarter of 2014 and the first quarter of 2016, respectively, and will require approximately $125 million of additional capital expenditures for completion, in addition to capital expenditures related to future well connections. Once completed, the plants will have a combined processing capacity of 400 million cubic feet per day.

In connection with the closing of the Acquisition, SemGas, L.P. entered into a long-term, 100% fee-based gas gathering and processing agreement with certain affiliates of Chesapeake and Sinopec International Petroleum Exploration and Production Corporation (“Sinopec”), a joint venture partner of Chesapeake, under which we received certain gathering and processing rights with respect to gas produced by certain affiliates of Chesapeake and Sinopec from acreage in the Mississippi Lime play. The properties encompassed by the acreage dedications under this gas gathering and processing agreement include approximately 540,000 net acres.

We funded the Acquisition through the combination of a portion of the net proceeds from the issuance and sale of the Old Notes and a borrowing under our revolving credit facility under the SemGroup Credit Agreement.

Corporate Information

Our principal executive offices are located at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, OK 74136-4216, and our telephone number is (918) 524-8100. Our website is located at www.semgroupcorp.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus. Our Class A Common Stock trades on the New York Stock Exchange under the ticker symbol “SEMG.”

Risk Factors

You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, before participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page 15 of this prospectus and those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference in this prospectus, and, to the extent applicable, the risk factors and other cautionary statements included in any subsequently filed reports.

The Exchange Offer

On June 14, 2013, we completed a private offering of the Old Notes. In connection with the closing of the offering of the Old Notes, we entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 365 days after the date we issued the Old Notes.

The following summary contains basic information about the exchange offer and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the exchange offer, please refer to the section entitled “Exchange Offer” in this prospectus.

Exchange Offer	We are offering to exchange New Notes for Old Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept Old Notes for exchange if the exchange offer, or the making of any exchange by a holder of the Old Notes, would violate any applicable law or SEC policy. The exchange offer is not conditioned on a minimum aggregate principal amount of Old Notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering Old Notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, before the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program and (ii) DTC has received:

•	your instructions to exchange your Old Notes; and

•	your agreement to be bound by the terms of the letter of transmittal.

For more information on tendering your Old Notes, please refer to the sections in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Book-Entry; Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of Old Notes at any time before the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of Old Notes, we will accept any and all Old Notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any Old Notes that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the Old Notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register the Old Notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the Old Notes available for trading will be significantly reduced. The reduced float may adversely affect the liquidity and market price of the Old Notes. A smaller outstanding principal amount of Old Notes available for trading may also make the price of the Old Notes more volatile.

U.S. Federal Income Tax Consequences	The exchange of New Notes for Old Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Tax Consequences.”

Exchange Agent	We have appointed Wilmington Trust, National Association, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: Wilmington Trust, National Association, c/o Wilmington Trust Company, Corporate Capital Markets, Rodney Square North, 1100 N. Market Street, Wilmington, DE 19890-1626. Eligible institutions may make requests by facsimile at (302) 636-4139 and may confirm facsimile delivery by calling (302) 636-6181.

Terms of the New Notes

The New Notes will be identical to the Old Notes except that the New Notes will be registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The New Notes will evidence the same debt as the Old Notes, and the same indenture, dated as of June 14, 2013, as supplemented by the Supplemental Indenture, dated as of September 17, 2013 (the “Indenture”), by and among the Company, certain of the Company’s wholly-owned subsidiaries, as guarantors, and Wilmington Trust, National Association, as trustee (the “Trustee”), that governs the Old Notes will govern the New Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the New Notes, please refer to the section entitled “Description of the Notes” in this prospectus.

Issuer	SemGroup Corporation.

Notes Offered	$300,000,000 aggregate principal amount of 7.50% senior notes due 2021.

Maturity Date	The New Notes will mature on June 15, 2021.

Interest Rate	Interest on the New Notes will be payable in cash and will accrue at a rate of 7.50% per annum.

Interest Payment Dates	June 15 and December 15, commencing on December 15, 2013.

Guarantees	The New Notes will be guaranteed on a senior unsecured basis by each of our existing subsidiaries that guarantees the SemGroup Credit Agreement and certain of our future wholly-owned domestic subsidiaries.

Ranking	The New Notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

•	rank equally in right of payment with any of our and the guarantors’ existing and future senior indebtedness;

•	rank senior in right of payment to any of our and the guarantors’ future subordinated indebtedness;

•	be effectively subordinated in right of payment to any of our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to the obligations of any subsidiary that is not a guarantor of the New Notes.

Optional Redemption	We may redeem the New Notes on or after June 15, 2016, in whole or in part, at our option at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and a redemption premium and additional interest, if any, to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

We may redeem the New Notes, in whole or in part, at any time prior to June 15, 2016 at a price equal to 100% of the principal amount of the New Notes redeemed plus accrued and unpaid interest to, but not including, the redemption date and a “make-whole premium.”

Additionally, from time to time before June 15, 2016, we may choose to redeem up to 35% of the principal amount of the New Notes at a redemption price equal to 107.500% of the face amount thereof, with the net cash proceeds that we raise in one or more equity offerings.

Change of Control Offer

Upon the occurrence of a change of control triggering event, as defined in the Indenture, you will have the right, as holders of the New Notes, to require us to repurchase some or all of your New Notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Certain Covenants	The Indenture contains covenants limiting our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends and make certain distributions, investments and other restricted payments;

•	create certain liens;

•	sell assets;

•	enter into transactions with affiliates;

•	enter into sale and lease-back transactions;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Book-Entry Form	The New Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the New Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Limited Public Market for the Notes	The New Notes generally will be freely transferrable but will also be securities for which the public market may be limited. We do not intend to apply for a listing of the New Notes on any securities exchange or any automated dealer quotation system. Accordingly, we cannot assure you as to the development, persistence or liquidity of a market for the New Notes.

Risk Factors	The New Notes involve risks. See “Risk Factors” beginning on page 15 for a discussion of certain factors you should consider in evaluating an investment in the New Notes.

Selected Historical Consolidated Financial Data

The following table provides selected consolidated financial data as of and for the periods shown. The balance sheet data as of December 31, 2012, 2011, 2010, 2009 and 2008 and as of November 30, 2009, and the statement of operations data for the years ended December 31, 2012, 2011, 2010 and 2008 and the one month ended December 31, 2009 and the eleven months ended November 30, 2009, have been derived from our audited financial statements for those dates and periods. The balance sheet data as of September 30, 2013 and 2012 and the statement of operations data for the nine months ended September 30, 2013 and 2012 have been derived from our unaudited financial statements for those dates and periods. Our summary historical results are not necessarily indicative of results to be expected in future periods, and you should not consider the results for the unaudited nine-month periods to be indicative of full year results. The selected financial data presented below are qualified in their entirety by reference to, and should be read in conjunction with, our audited financial statements and accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our unaudited financial statements and accompanying notes in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, each of which is incorporated by reference in this prospectus.

We have experienced many changes in our business during the periods shown in the table below, which significantly limits the comparability of the financial data. Such changes include, but are not limited to:

•	the deconsolidation in July 2008, and the reconsolidation in November 2009, of SemCAMS and SemCanada Crude;

•	the deconsolidation in July 2008 of SemCanada Energy and Blueknight Energy Partners, L.P.;

•	our predecessor’s bankruptcy, which resulted in significant professional fee expenses and losses on the disposal or impairment of long-lived assets;

•	our predecessor’s emergence from bankruptcy during 2009, which resulted in reorganization gains on the extinguishment of debt and on the application of fresh-start reporting;

•	the deconsolidation of White Cliffs at the end of September 2010;

•	various impairments of long-lived assets and gains/losses on disposal of long-lived assets;

•	the sale of SemStream assets to NGL Energy on November 1, 2011; and

•	the initial public offering for Rose Rock in December 2011.

	Successor(1)						Predecessor(1)
	Nine Months Ended September 30,		Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	One Month Ended December 31, 2009	Eleven Months Ended November 30, 2009	Year Ended December 31, 2008
	2013	2012
	(unaudited)
(in thousands, except per share and ratio data)
Statement of operations data:
Total revenues	$969,688	$921,660	$1,237,497	$1,465,246	$1,618,412	$155,457	$893,226	$6,694,522
Operating income (loss)	$69,612	$35,266	$57,351	$55,199	$(49,764)	$(39,643)	$13,827	$(1,239,210)
Reorganization items gain (loss)	$—	$—	$—	$—	$—	$—	$3,529,014	$(411,601)
Income (loss) from continuing operations	$59,148	$9,377	$28,958	$12,360	$(133,903)	$(38,372)	$3,533,407	$(1,809,491)
Income (loss) from discontinued operations	$65	$(456)	$2,939	$(9,548)	$1,831	$455	$(139,328)	$(1,019,536)

Net income (loss)	$59,213	$8,921	$31,897	$2,812	$(132,072)	$(37,917)	$3,394,079	$(2,829,027)
Net income (loss) attributable to noncontrolling interests	$14,429	$7,915	$9,797	$435	$225	$(25)	$(505)	$22,855

Net income (loss) attributable to SemGroup	$44,784	$1,006	$22,100	$2,377	$(132,297)	$(37,892)	$3,394,584	$(2,851,882)

Income (loss) from continuing operations per share of common stock:
Basic	$1.06	$0.02	$0.46	$0.29	$(3.24)	$(0.92)	—	—
Diluted	$1.05	0.02	$0.45	$0.17	$(3.24)	$(0.92)	—	—
Other financial data:
Adjusted gross margin(2)	$287,297	$269,945	$363,808	$306,693	$346,378	$23,720	$179,045	$174,895
Covenant EBITDA(2)(3)	$99,547	$69,097	$103,602	$138,747	N/A	N/A	N/A	N/A
Adjusted EBITDA(2)	$131,220	$91,313	$134,965	$115,545	$151,796	$9,594	$94,470	$(390,349)
Ratio of earnings to fixed charges(4)(5)	2.6x	3.1x	4.6x	1.2x	—	—	207.2x	—

	Successor(1)							Predecessor(1)
	As of September 30,		As of December 31, 2012	As of December 31, 2011	As of December 31, 2010	As of December 31, 2009	As of November 30, 2009	As of December 31, 2008
	2013	2012
	(unaudited)
(in thousands)
Balance sheet data:
Total assets	$2,390,402	$1,711,065	$1,748,179	$1,491,181	$1,667,188	$2,210,013	$2,272,512	$2,777,036
Long-term debt, including current portion (excluding debt subject to compromise)	$540,069	$191,665	$206,086	$109,335	$348,443	$519,932	$535,351	$180,146
Owners’ equity:
SemGroup Corporation owners’ equity	$1,001,357	$871,442	$892,394	$851,096	$855,068	$976,686	$1,017,678	$—
SemGroup, L.P. partners’ capital	—	—	—	—	—	—	—	$(3,422,693)
Noncontrolling interest	$252,360	$129,910	$129,134	$127,569	$—	$1,571	$1,621	$2,212

Total owners’ equity	$1,253,717	$1,001,352	$1,021,528	$978,665	$855,068	$978,257	$1,019,299	$(3,420,481)

(1)	On July 22, 2008, our predecessor, SemGroup, L.P., and certain of its U.S. subsidiaries filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code, and SemGroup, L.P.’s Canadian subsidiaries filed applications for creditor protection in Canada under the Companies’ Creditors Arrangement Act. Later during 2008, certain other U.S. subsidiaries filed petitions for reorganization. While under bankruptcy protection, SemGroup, L.P. sold or liquidated certain of its subsidiaries. SemGroup Corporation and the remaining subsidiaries emerged from bankruptcy on November 30, 2009.

Balance sheet data in the table as of September 30, 2013 and 2012 and December 31, 2012, 2011, 2010 and 2009 and November 30, 2009 and statement of operations data for the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010 and the one month ended December 31, 2009 is that of SemGroup Corporation. Balance sheet and statement of operations data as of all other dates and for all other periods are that of our predecessor, SemGroup, L.P. We applied fresh-start reporting as of November 30, 2009. As a result, our financial data is not comparable to that of our predecessor. Earnings per share in the table is only presented for the periods subsequent to our emergence from our predecessor’s bankruptcy, since the limited partner units of SemGroup, L.P. were canceled upon emergence from our predecessor’s bankruptcy.

(2)	For information regarding our definitions of Adjusted gross margin, Covenant EBITDA and Adjusted EBITDA, our reasons for using Adjusted gross margin, Covenant EBITDA and Adjusted EBITDA as supplemental financial measures and a reconciliation of each of these measures to its most directly comparable GAAP financial measure, please see “—Non-GAAP Financial Measures and Reconciliations.”
(3)	Covenant EBITDA is not provided for any of the periods preceding the year ended December 31, 2011, because Covenant EBITDA for such periods is not comparable to the other periods presented.
(4)	For the definitions of “earnings” and “fixed charges” for purposes of this computation, please see “Ratio of Earnings to Fixed Charges.”
(5)	Earnings for the year ended December 31, 2010, the one month ended December 31, 2009 and the year ended December 31, 2008 were insufficient to cover fixed charges by $136 million, $45 million and $1,771 million, respectively.

Non-GAAP Financial Measures and Reconciliations

Adjusted gross margin, Covenant EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations.

We view Adjusted gross margin as an important performance measure of the core profitability of our operations, as well as our operating performance as compared to that of other companies in our industry, without regard to financing methods, historical cost basis, capital structure or the impact of fluctuating commodity prices. We define Adjusted gross margin as total revenues minus cost of products sold and unrealized gain (loss) on derivatives. Adjusted gross margin allows us to make a meaningful comparison of the operating results between our fee-based activities, which do not involve the purchase or sale of petroleum products, and our fixed-margin and marketing operations, which do involve such activities. In addition, Adjusted gross margin allows us to make a meaningful comparison of the results of our fixed-margin and marketing operations across different commodity price environments because it measures the spread between the product sales price and costs of products sold.

Covenant EBITDA is determined by reference to the related definitions in the SemGroup Credit Agreement and the Indenture and is calculated as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization and adjusted for other selected items set forth in the SemGroup Credit Agreement and the Indenture. Covenant EBITDA is used to determine our compliance with certain covenants in the SemGroup Credit Agreement and the Indenture.

We define Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization and adjusted for selected items that we believe impact the comparability of financial results between reporting periods. We use Adjusted EBITDA as a supplemental performance measure to assess:

•	our operating performance as compared to that of other companies in our industry, without regard to financing methods, historical cost basis, capital structure or the impact of fluctuating commodity prices; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Operating income (loss) is the GAAP financial measure most directly comparable to Adjusted gross margin, and net income (loss) is the GAAP financial measure most directly comparable to each of Covenant EBITDA and Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measure. You should not consider Adjusted gross margin, Covenant EBITDA or Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted gross margin, Covenant EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management compensates for the limitations of Adjusted gross margin, Covenant EBITDA and Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the difference between Adjusted gross margin, Covenant EBITDA and Adjusted EBITDA, on the one hand, and each of their respective most directly comparable GAAP financial measures, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

The following table presents a reconciliation of operating income (loss) to Adjusted gross margin and net income (loss) to each of Covenant EBITDA and Adjusted EBITDA, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated. No reconciliation is provided to Covenant EBITDA for any of the periods preceding the year ended December 31, 2011, because Covenant EBITDA for such periods is not comparable to the other periods presented.

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	One Month Ended December 31, 2009	Eleven Months Ended November 30, 2009	Year Ended December 31, 2008
	2013	2012
(in thousands)	(unaudited)
Reconciliation of operating income (loss) to Adjusted gross margin:
Operating income (loss)	$69,612	$35,266	$57,351	$55,199	$(49,764)	$(39,643)	$13,827	$(1,239,210)
Add:
Operating expense	162,813	172,750	224,700	155,041	151,385	16,591	46,046	473,554
General and administra-tive expense	54,887	53,073	71,918	75,447	85,836	7,867	43,271	104,939
Depreciation and amortization expense	41,563	35,687	48,210	49,823	69,158	8,674	38,158	86,139
(Gain) loss on disposal or impairment of long-lived assets, net	(130)	(3,496)	(3,531)	301	105,051	23,119	13,625	71,718
Less:
Unrealized gain (loss) on derivatives	1,759	432	(1,196)	14,114	13,339	(7,112)	(24,118)	(677,755)
Earnings from equity method investments	39,689	22,903	36,036	15,004	1,949	—	—	—

Adjusted gross margin	$287,297	$269,945	$363,808	$306,693	$346,378	$23,720	$179,045	$174,895

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	One Month Ended December 31, 2009	Eleven Months Ended November 30, 2009	Year Ended December 31, 2008
	2013	2012
(in thousands)	(unaudited)
Reconciliation of net income (loss) to Covenant EBITDA:
Net income (loss)	$59,213	$8,921	$31,897	$2,812	N/A	N/A	N/A	N/A
Unrestricted Subsidiaries (income) loss	(40,297)	(11,154)	(24,639)	5,714	N/A	N/A	N/A	N/A
Non-controlling interest	(14,429)	(7,915)	(9,797)	—	N/A	N/A	N/A	N/A
Interest expense	13,067	6,124	6,626	59,583	N/A	N/A	N/A	N/A
Income tax expense (benefit)	(39,192)	3,329	(255)	4,261	N/A	N/A	N/A	N/A
Depreciation and amortization expense	25,768	22,074	29,908	43,558	N/A	N/A	N/A	N/A
Loss (income) from discontinued operations, net of income taxes	(65)	170	6,373	10	N/A	N/A	N/A	N/A
Remove equity earnings	(7,803)	(22,904)	(36,036)	(15,004)	N/A	N/A	N/A	N/A
Cash distributions from equity investments	54,654	43,944	66,024	27,459	N/A	N/A	N/A	N/A
Employee severance expense	4	239	239	3,167	N/A	N/A	N/A	N/A
Unrealized (gain) loss on derivatives	—	—	—	(13,327)	N/A	N/A	N/A	N/A
Change in fair value of warrants	37,028	17,083	21,310	(5,012)	N/A	N/A	N/A	N/A
Write-downs or impairments on property, plant and equipment, goodwill and intangibles	(706)	—	(260)	45,147	N/A	N/A	N/A	N/A
Original master limited partnership related expenses	—	3	3	1,063	N/A	N/A	N/A	N/A
Drop down fees	900	—	—	—	N/A	N/A	N/A	N/A
Bankruptcy related expenses and fees	682	1,164	1,462	2,217	N/A	N/A	N/A	N/A
Long-term incentive plan accruals	4,811	4,613	6,193	8,637	N/A	N/A	N/A	N/A
Accretion of asset retirement obligations	3,616	3,406	4,554	4,112	N/A	N/A	N/A	N/A
Rose Rock EBITDA(1)	—	—	—	(35,650)	N/A	N/A	N/A	N/A
Pro forma acquisition adjustment(2)	2,296	—	—	—	N/A	N/A	N/A	N/A

Covenant EBITDA	$99,547	$69,097	$103,602	$138,747	N/A	N/A	N/A	N/A

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$59,213	$8,921	$31,897	$2,812	$(132,072)	$(37,917)	$3,394,079	$(2,829,027)
Add:
Interest expense	15,971	7,763	8,902	60,138	86,121	7,169	11,816	110,553
Income tax expense (benefit)	(41,305)	985	(2,078)	(2,310)	(6,320)	(7,217)	6,310	48,497
Depreciation and amortization	41,563	35,687	48,210	49,823	69,158	8,674	38,158	86,139
(Gain) loss on disposal or impairment of long-lived assets, net	(130)	(3,496)	(3,531)	301	105,051	23,119	13,625	71,718
Reorganization items (gain) loss	—	—	—	—	—	—	(3,529,014)	411,601
Loss (income) from discontinued operations, net of income taxes	(65)	456	(2,939)	9,548	(1,831)	(455)	139,328	1,019,536
Foreign currency transaction (gain) loss	(973)	358	298	(3,450)	2,899	(678)	(3,950)	12,879

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	One Month Ended December 31, 2009	Eleven Months Ended November 30, 2009	Year Ended December 31, 2008
	2013	2012
(in thousands)	(unaudited)
Remove NGL Energy equity (earnings) losses	(7,828)	2,150	403	—	—	—	—	—
NGL Energy cash distribution	13,369	5,063	9,218	—	—	—	—	—
Mid-America Midstream Gas Services acquisition cost	3,600	—	—	—	—	—	—	—
Employee severance expense	9	354	354	4,374	1,558	—	—	—
Impact of change in basis of NGL inventory in fresh-start reporting	—	—	—	—	27,821	8,681	—	—
Unrealized (gain) loss on derivatives	(1,759)	(432)	1,196	(14,114)	(13,339)	7,112	24,118	677,755
Change in fair value of warrants	37,028	17,083	21,310	(5,012)	283	872	—	—
Reversal of allowance on goods and services tax receivable	—	—	—	(4,144)	—	—	—	—
Depreciation and amortization included within equity in earnings of White Cliffs	7,216	7,630	10,181	10,630	2,897	—	—	—
Defense costs related to an unsolicited take over proposal	—	5,899	5,899	1,000	—	—	—	—
Allowance on (recovery of) receivable from AGE Refining	—	—	—	(2,692)	3,340	—	—	—
Recovery of receivables written off at emergence	—	(1,940)	(858)	—	—	—	—	—
Non-cash equity compensation	5,311	4,832	6,503	8,641	6,230	234	—	—

Adjusted EBITDA	$131,220	$91,313	$134,965	$115,545	$151,796	$9,594	$94,470	$(390,349)

(1)	Calculated in accordance with the related definition under the Rose Rock Credit Agreement.
(2)	Adjustments to include EBITDA from acquisitions as if assets had been acquired at the beginning of the period.

RISK FACTORS

You should carefully consider the information included or incorporated by reference in this prospectus, including the matters addressed under “Cautionary Note Regarding Forward-Looking Statements” and the risks described below. In addition, you should read the risk factors and cautionary statements which are incorporated by reference in this prospectus, including those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and, to the extent applicable, in any subsequently filed reports.

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Related to Our Indebtedness and the Notes

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will remain restricted and may be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes.

If you do not exchange your Old Notes for New Notes under the exchange offer, your Old Notes will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register Old Notes under the Securities Act unless our registration rights agreement with the initial purchasers of the Old Notes requires us to do so. Further, if you continue to hold any Old Notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the Old Notes outstanding.

Our indebtedness could limit our flexibility, adversely affect our financial health and prevent us from making payments on the Notes.

As of September 30, 2013, on an as adjusted basis after giving effect to the recent Rose Rock drop-down and related transactions and the increase of the revolving credit facility capacity under the Rose Rock Credit Agreement from $385 million to $585 million, we had $558.5 million of indebtedness outstanding (which includes $258.5 million and $0 million outstanding under the Rose Rock credit facility and the SemMexico credit facilities, respectively), and the right to borrow up to an additional $794 million under our credit facilities (which includes $290.9 million and $7.6 million of availability under the Rose Rock credit facility and the SemMexico credit facilities, respectively).

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the Notes;

•	make us more vulnerable to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less indebtedness.

In addition, our ability to make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. We cannot assure you that our operating performance will generate sufficient cash flow or that our capital resources will be sufficient for payment of our debt obligations in the future. Our financial and operating performance, cash flow, and capital resources depend on prevailing economic conditions and financial, business and other factors, many of which are beyond our control.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how quickly any such transaction could be completed, if at all.

We may incur substantial additional indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. As of September 30, 2013, on an as adjusted basis after giving effect to the recent Rose Rock drop-down and related transactions and the increase of the revolving credit facility capacity under the Rose Rock Credit Agreement from $385 million to $585 million, we had $558.5 million of indebtedness outstanding (which includes $258.5 million and $0 million outstanding under the Rose Rock credit facility and the SemMexico credit facilities, respectively), and the right to borrow up to an additional $794 million under our credit facilities (which includes $290.9 million and $7.6 million of availability under the Rose Rock credit facility and the SemMexico credit facilities, respectively). Additionally, the Indenture allows us to incur a significant amount of indebtedness in connection with acquisitions (including an unlimited amount of certain types of debt that will require cash payments of interest during the period the Notes are outstanding). See ‘‘Description of the Notes—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.’’

The instruments governing our indebtedness contain various covenants limiting the conduct of our business.

The Indenture and our credit agreements contain various restrictive covenants that limit the conduct of our business and require us to maintain certain financial ratios. These covenants and restrictions limit our ability to respond to changing business and economic conditions and may prevent us from engaging in transactions that might otherwise be considered beneficial to us. In particular, these agreements place certain limits on our ability to, among other things:

•	incur additional indebtedness;

•	incur liens;

•	enter into sale and lease back transactions;

•	make investments;

•	pay dividends or distributions;

•	make certain restricted payments;

•	consummate certain asset sales;

•	enter into certain transactions with affiliates; and

•	merge, consolidate and/or sell or dispose of all, or substantially all, of our assets.

You should read the discussion under the heading “Description of the Notes—Certain Covenants” for further information about the covenants under the Indenture.

If we fail to comply with the restrictions in the Indenture, our credit agreements or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be available on terms acceptable to us.

If we are unable to repay amounts outstanding under our credit agreements when due, the lenders thereunder could, subject to the terms of the relevant agreements, seek to sell or otherwise transfer our assets granted to them as collateral to secure the indebtedness outstanding under those facilities. Substantially all of our assets have been pledged as collateral to secure our credit agreements. In addition, the lenders under our credit agreements could choose to terminate any commitments to supply us with further funds.

The Notes are unsecured.

The Notes are not secured by any of our or our subsidiaries’ assets. The Indenture permits us and our subsidiaries to incur secured debt. As a result, the Notes and the guarantees thereof are effectively subordinated to all of our and the guarantors’ secured obligations to the extent of the value of the assets securing such obligations. As of September 30, 2013, on an as adjusted basis after giving effect to the recent Rose Rock drop-down and related transactions and the increase of the revolving credit facility capacity under the Rose Rock Credit Agreement from $385 million to $585 million, we had $258.5 million of secured debt outstanding (which includes $258.5 million outstanding under Rose Rock’s credit facility) and we had $786.4 million of availability under our secured revolving credit facilities (which includes $290.9 million of availability under Rose Rock’s credit facility). If we or the subsidiary guarantors were to become insolvent or otherwise fail to make payment on the Notes or the guarantees, holders of any of our and the subsidiary guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the Notes would receive any payments. Holders of Notes may therefore not be fully repaid if we or the subsidiary guarantors become insolvent or otherwise fail to make payment on the Notes.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations.

If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a downgrade of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms to us, if at all. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the Notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

We may be unable to purchase your Notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event, as defined in the Indenture, we will be required to offer to purchase your Notes. We may not have sufficient financial resources to purchase all of the Notes that holders tender to us pursuant to a change of control triggering event offer, or might be prohibited from doing so under our credit agreements or our other indebtedness. The occurrence of a change of control triggering event could also constitute an event of default under our credit agreements or our other indebtedness. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Because substantially all of our operations are conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

Substantially all of our operations are conducted through our subsidiaries. As a result, our ability to make interest and principal payments on the Notes is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Unless they are guarantors, our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries to remit money to us.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require holders of the Notes to return payments received from the subsidiary guarantors.

Creditors of any business are protected by fraudulent conveyance laws that differ among various jurisdictions and these laws may apply to the issuance of the guarantees by the subsidiary guarantors. The guarantees may be voided by a court, or subordinated to the claims of other creditors, if, among other things:

•	the indebtedness evidenced by the guarantees was incurred by a subsidiary guarantor with actual intent to hinder, delay or defraud any present or future creditor of such subsidiary guarantor; or

•	the subsidiary guarantors did not receive fair consideration or reasonably equivalent value for issuing the guarantees and the applicable subsidiary guarantors:

(1)	were insolvent or were rendered insolvent by reason of issuing the applicable guarantee,

(2)	were engaged or about to engage in a business or transaction for which the remaining assets of the applicable subsidiary guarantor constituted unreasonably small capital, or

(3)	intended to incur, or believed that we or they would incur, indebtedness beyond our or their ability to pay as they matured.

In addition, any payment by such subsidiary guarantor under any guarantee could be voided and required to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of such subsidiary guarantor’s debts, including contingent liabilities, were greater than the fair saleable value of all of such subsidiary guarantor’s assets;

•	the present fair saleable value of such subsidiary guarantor’s assets were less than the amount that would be required to pay such subsidiary guarantor’s probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	any subsidiary guarantor could not pay debts as they become due.

Based on financial and other information, we believe that the guarantees will be incurred for proper purposes and in good faith and that each subsidiary guarantor is solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on its business after this offering is completed and will be able to pay its indebtedness as it matures. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by us or the subsidiary guarantors as a result of the issuance of the guarantees.

The Indenture contains a “savings clause,” which limits the liability of each subsidiary guarantor on its guarantee to the maximum amount that such subsidiary guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due. Furthermore, in a recent case, Official Committee of Unsecured Creditors of TOUSA, Inc. v Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that is included in the Indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

Receipt of payment on the Notes, as well as the enforcement of remedies under the subsidiary guarantees, may be limited in bankruptcy or in equity.

An investment in the Notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of the subsidiary guarantors become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the Notes and in the exercise of enforcement remedies under the Notes or the subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the Notes.

If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the Notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the Notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market for the Notes will develop or persist.

The Old Notes have not been registered under the Securities Act, and may not be resold by holders thereof unless the Old Notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the Old Notes for New Notes, that an active trading market for the Old Notes or the New Notes will exist (or persist, if developed), and we will have no obligation to create such a market. At the time of the private placement of the Old Notes, the initial purchasers advised us that they intended to make a market in the Old Notes and, if issued, the New Notes. The initial purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any market making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the Old Notes or the New Notes.

The liquidity of any trading market for the Notes and the market price quoted for the Notes will depend on many factors, including among other things:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the Notes;

•	the interest of securities dealers in making a market for the Notes; and

•	prevailing interest rates.

In addition, the market for non-investment grade indebtedness has been historically subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. The market for the Notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your Notes.

Investors may not be able to rely on the earnings or assets of Rose Rock or its general partner to support payments due under the Notes, and we may transfer a significant amount of our assets to Rose Rock, which is not a restricted subsidiary and does not guarantee the Notes.

The ability of Rose Rock or its general partner to distribute earnings to us will be subject to the decisions of their respective governing bodies. The members of these governing bodies are subject to fiduciary duties owed to equity holders of Rose Rock and its general partner, as applicable, and do not owe any duties, fiduciary or otherwise, to holders of the Notes. Rose Rock and its general partner are not subject to the covenants contained in the SemGroup Credit Agreement and are not guarantors under such credit agreement. Likewise, Rose Rock and its general partner are not be subject to the covenants contained in the Indenture and do not guarantee the Notes. Accordingly, investors in the Notes may not be able to rely upon income from or the assets of Rose Rock or its general partner to support the payment of interest, principal or other amounts owing in respect of the Notes.

In addition, subject to certain conditions, the SemGroup Credit Agreement and the Indenture permit us to transfer assets, including equity interests we hold in other entities, to Rose Rock and its subsidiaries. Provided that we comply with the applicable conditions, we may transfer a significant portion of our assets to Rose Rock and its subsidiaries, which are not restricted subsidiaries or guarantors of the Notes. See “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.”

Many of our subsidiaries, including Rose Rock, are not guarantors, and therefore the Notes are structurally subordinated in right of payment to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the Notes. Your right to receive payments on the Notes could be adversely affected if any of these non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The Notes are not guaranteed by any of our unrestricted subsidiaries, including Rose Rock, its general partner and subsidiaries, and our foreign subsidiaries. Accordingly, claims of holders of the Notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the Notes.

A ratings agency downgrade could lead to increased borrowing costs and credit stress.

If one or more rating agencies that rate the Notes either assigns the Notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the Notes, if any, would be adversely affected. In addition, if any of our other outstanding debt that is rated is downgraded, raising capital will become more difficult for us, borrowing costs under our credit agreements and other future borrowings may increase and the market price of the Notes, if any, may decrease.

If the Notes receive an investment grade rating, subject to certain additional conditions, many of the covenants in the Indenture will be suspended, thereby reducing some of your protections in the Indenture.

If at any time the Notes receive an investment grade rating from both Standard & Poor’s Rating Services and Moody’s Investors Service and no default has occurred and is continuing under the Indenture, many of the covenants in the Indenture, applicable to us and our restricted subsidiaries, including the limitations on indebtedness and restricted payments, will be suspended. As a result, upon the occurrence of such an investment grade rating, holders of the Notes will not have the protection of these covenants and we will have greater flexibility to incur indebtedness and make restricted payments. See “Description of the Notes— Suspended Covenants.”

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the Old Notes, we and the guarantors of the Notes entered into a registration rights agreement with the initial purchasers of the Old Notes. In the registration rights agreement, we agreed, for the benefit of the holders of the Old Notes, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the New Notes;

•	use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act; and

•	offer the New Notes in exchange for surrender of the Old Notes upon the SEC’s declaring the exchange offer registration statement effective.

We agreed to complete the exchange offer not later than 60 days after such effective date, and we further agreed to keep the exchange offer open for a period of not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the Old Notes.

For each Old Note surrendered to us under the exchange offer, the holder of that Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest payments on the Notes will be made semi-annually in cash in arrears on June 15 and December 15 of each year, commencing on December 15, 2013. Interest on each New Note will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the Old Note surrendered in exchange for such New Note or (ii) if the Old Note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (b) if no interest has been paid on such Old Note, from June 14, 2013, the settlement date of the Old Notes.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, subject to the exceptions discussed below, the New Notes issued in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	the New Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the New Notes.

Holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of New Notes acquired in the exchange offer. As a result, the registration rights agreement contemplates that the prospectus for the exchange offer include certain information necessary to allow a broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Old Notes acquired directly from us or one of our affiliates) to exchange those Old Notes under the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of New Notes received by that broker-dealer in the exchange offer. The inclusion of such information is needed because any broker-dealer who acquires Old Notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the New Notes under the exchange offer and the resale of New Notes received in the exchange offer by any broker-dealer who held Old Notes acquired for its own account as a result of market-making activities or other trading activities other than Old Notes acquired directly from us or one of our affiliates.

Any holder who (i) tenders in the exchange offer with the intention of participating in any manner in a distribution of the New Notes or (ii) is a broker-dealer that acquired its Old Notes directly from us and not as a result of market-making activities or other trading activities:

•	cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); Shearman & Sterling, SEC No-Action Letter (July 2, 1993) or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Each holder of the Old Notes who desires to exchange Old Notes for the New Notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.” Holders that are broker-dealers must acknowledge that they acquired their Old Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the New Notes they acquire in the exchange offer in order not to be deemed an underwriter.

We further agreed to file with the SEC a shelf registration statement to register for public resale of Old Notes and to use commercially reasonable efforts to keep effective such shelf registration statement until the earlier of (i) two years after the settlement date of the Old Notes or (ii) such time as all Old Notes covered by the shelf registration statement have been sold (such earlier time, the “Shelf Effectiveness Period”), if:

•	because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer;

•	the exchange offer is not consummated within 365 days of the settlement date of the Old Notes;

•	in certain circumstances, the initial purchasers of the Old Notes so request; or

•	in the case of any holder that participates in the exchange offer, such holder does not receive New Notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act).

The registration rights agreement provides that if:

(1)	on or prior to the 365th day after the settlement date of the Old Notes, (i) the exchange offer has not been consummated or (ii) a shelf registration statement covering resales of the Old Notes (if required by either of the first two bullet points in the immediately preceding paragraph) has not become effective;

(2)	we are required to file a shelf registration statement covering resales of the Old Notes pursuant to the third bullet in the immediately preceding paragraph and such shelf registration statement is not declared effective by the later of (i) the 365th day after the settlement date of the Old Notes or (ii) 90 days after the obligation to file such shelf registration statement arose under the registration rights agreement; or

(3)	any required shelf registration statement is filed and declared effective but shall thereafter cease to be effective or fail to be usable during the Shelf Effectiveness Period (subject to certain exceptions) (each such event referred to in clauses (1) through (3) above, a “Registration Default”);

then the interest rate on the Old Notes will be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any such Registration Default, and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will the increase exceed 1.00% per annum. The additional interest shall accrue until the exchange offer is completed or the shelf registration statement is declared effective (or again becomes effective) under the Securities Act, as applicable. The amount of additional interest payable pursuant to the provisions described above will not increase more than once in any of the 90 day periods described above if more than one of the Registration Defaults have occurred and are continuing.

In the event that a shelf registration statement covering resales of the Old Notes is filed, we will provide to each holder whose Old Notes are registered under such shelf registration statement copies of the prospectus that is a part of such shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder that sells Old Notes pursuant to a shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). In addition, we may require each holder whose Old Notes are registered under such shelf registration statement to furnish us with such information regarding such holder and the proposed disposition by such holder of its Old Notes.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer after 20 business days (or longer if required by applicable law) following the date notice of the exchange offer is mailed to the holders of the Old Notes as long as we have accepted all Old Notes validly tendered in accordance with the terms of the exchange offer. Except in the limited circumstances set forth in the registration rights agreement, after consummation of the exchange offer, holders of Old Notes which are not prohibited from participating in the exchange offer will have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is incorporated by reference into this prospectus.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue New Notes in a principal amount equal to the principal amount of Old Notes surrendered in the exchange offer. Old Notes may be tendered only for New Notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $300 million in aggregate principal amount of the Old Notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old Notes that the holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These Old Notes will continue to be entitled to the rights and benefits such holders have under the Indenture.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2014, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Old Notes by giving oral (promptly followed in writing) or written notice of an extension to the holders. During any extensions, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally (promptly followed in writing) or in writing of any extension. We will notify the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral (promptly followed in writing) or written notice of the delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination, or amendment will be followed promptly by oral (promptly followed in writing) or written notice thereof to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the Old Notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any New Notes for, any Old Notes if the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or applicable interpretations of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting Old Notes for exchange in the event of a potential violation.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the New Notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, on the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral (promptly followed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. These rights will be deemed ongoing rights that we may assert at any time or at various times.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for these Old Notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your Old Notes to the exchange agent as described below. It is your responsibility to properly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the Old Notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Old Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender Old Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the Old Notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes, and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until the defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of the Old Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder. The non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you are not engaging and do not intend to engage in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

•	you have no arrangement or understanding with any person to participate in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if you are a broker-dealer, that you will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of the New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal, or a properly transmitted “request message” through ATOP, must be received by the Exchange Agent prior to the Expiration Date at its address set forth below under “Prospectus Summary—Exchange Offer—Exchange Agent.” Any such written or facsimile-transmitted notice must:

•	set forth the name of the tendering holder;

•	the principal amount of Old Notes delivered for exchange; and

•	a statement that such holder is withdrawing its election to have such Old Notes exchanged.

We will determine all questions as to the validity, form, eligibility, and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following the procedures described under “—Procedures for Tendering” above at any time before 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by fax, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include, without limitation:

•	all SEC and stock exchange registration and filing fees;

•	all fees and expenses of compliance with state “blue sky” or securities laws;

•	word processing, printing and distribution expenses; and

•	our legal fees and accounting fees.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for New Notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the Old Notes. In general, you may not offer or sell the Old Notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. Except in the limited circumstances required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the Old Notes available for trading will be significantly reduced. The reduced float may adversely affect the liquidity and market price of the Old Notes. A smaller outstanding principal amount of Old Notes available for trading may also make the price of the Old Notes more volatile.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes. This carrying value is the aggregate principal amount of the Old Notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The table below shows our ratio of earnings to fixed charges for the periods indicated. For purposes of this computation, “earnings” include pre-tax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less interest capitalized, preference security dividend requirements of consolidated subsidiaries and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” include interest (whether expensed or capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries. No shares of preferred stock were outstanding during the periods indicated.

	Successor(1)					Predecessor(1)
	Nine Months Ended September 30, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	One Month Ended December 31, 2009	Eleven Months Ended November 30, 2009	Year Ended December 31, 2008
Ratio of Earnings to Fixed Charges(2)	2.6x	4.6x	1.2x	—	—	207.2x	—

(1)	On July 22, 2008, our predecessor, SemGroup, L.P., and certain of its U.S. subsidiaries filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code, and SemGroup, L.P.’s Canadian subsidiaries filed applications for creditor protection in Canada under the Companies’ Creditors Arrangement Act. Later during 2008, certain other U.S. subsidiaries filed petitions for reorganization. While under bankruptcy protection, SemGroup, L.P. sold or liquidated certain of its subsidiaries. SemGroup Corporation and the remaining subsidiaries emerged from bankruptcy on November 30, 2009. For more information, please see “Prospectus Summary—Selected Historical Consolidated Financial Data.”
(2)	Earnings for the year ended December 31, 2010, the one month ended December 31, 2009 and the year ended December 31, 2008 were insufficient to cover fixed charges by $136 million, $45 million and $1,771 million, respectively.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in a like principal amount. The form and terms of the New Notes are identical in all respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. Old Notes surrendered in exchange for the New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes will not result in any change in outstanding indebtedness.

DESCRIPTION OF THE NOTES

General

SemGroup Corporation issued the Old Notes and will issue the New Notes under the Indenture. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

If the exchange offer contemplated by this prospectus is consummated, holders of Old Notes who do not exchange those Old Notes for New Notes in the exchange offer will vote together with holders of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the exchange offer will be aggregated with the New Notes, and the holders of such Old Notes and the New Notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the Notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the Old Notes and the New Notes then outstanding.

The issuance of New Notes in this offering will be limited to $300,000,000 in aggregate principal amount. The Company may issue additional Notes under the Indenture from time to time after this offering (the “Additional Notes”), subject to the covenant described below under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Any Additional Notes will be part of the same series as the New Notes that we are currently offering and will vote on all matters with the holders of the Notes. Unless the context requires otherwise, references to “Notes” include the Old Notes, the New Notes and any Additional Notes that are actually issued.

You can find the definitions of certain capitalized terms used in this description under the subheading “Certain Definitions.” In this description, the “Company,” “we” and “our” refer only to SemGroup Corporation and not any of its Subsidiaries.

The following description is only a summary of certain material provisions of the Notes and the Indenture. This summary is not a complete description of all the provisions of the Notes and is subject to, and is qualified in its entirety by reference to, the Notes and the Indenture. For more information, we refer you to the Notes and the Indenture, all of which you may request copies of at our address set forth under the heading “Where You Can Find More Information; Incorporation by Reference.”

Brief Description of the Notes

The New Notes:

•	will be unsecured senior obligations of the Company;

•	will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, including Indebtedness under the Senior Credit Facility;

•	will be effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the collateral securing such Indebtedness, including Indebtedness under the Senior Credit Facility;

•	will be structurally subordinated to all existing and future claims of creditors (including trade creditors) and holders of Preferred Stock of Subsidiaries of the Company that do not guarantee the Notes, including our Unrestricted Subsidiaries;

•	will rank senior in right of payment to any future Subordinated Indebtedness of the Company; and

•	will be guaranteed on a senior unsecured basis by the Subsidiary Guarantors, including any of our subsidiaries that guarantee the Senior Credit Facility.

Principal, Maturity and Interest

Interest on the New Notes will accrue at the rate of 7.50% per annum and be payable in cash semi-annually in arrears on each June 15 and December 15, commencing December 15, 2013. The Company will make each interest payment to the Holders of record of the New Notes on the immediately preceding June 1 and December 1. Interest on the New Notes will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the Old Note surrendered in exchange for such New Note or (ii) if the Old Note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (b) if no interest has been paid on such Old Note, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The New Notes will mature on June 15, 2021. The New Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000. If an interest payment date, redemption date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day and no interest shall accrue for the intervening period.

Subsidiary Guarantees

Each Subsidiary Guarantor, as a primary obligor and not merely as a surety, jointly and severally, irrevocably and unconditionally guarantees the Company’s obligations under the Indenture and the Notes on a senior unsecured basis. The Notes are guaranteed by all the Restricted Subsidiaries that are guarantors under the Senior Credit Facility and will be guaranteed by certain of our future Wholly-Owned Subsidiaries. See “Certain Covenants—Future Subsidiary Guarantors.” Each Subsidiary Guarantee of the Notes is a general unsecured obligation of the applicable Subsidiary Guarantor, ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, is effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor’s guarantee of the Senior Credit Facility, to the extent of the value of the collateral securing such Indebtedness, and ranks senior in right of payment to any future Subordinated Indebtedness of such Subsidiary Guarantor. The Subsidiary Guarantee of such Subsidiary Guarantor is structurally subordinated to all existing and future claims of creditors (including trade creditors) and holders of Preferred Stock of Subsidiaries of such Subsidiary Guarantor that do not guarantee the Notes, including any Unrestricted Subsidiaries.

As of the date of this prospectus, all of our Subsidiaries other than SemMexico Materials HC S. de R.L. de C.V., White Cliffs Pipeline, L.L.C., Rose Rock Midstream, L.P. and Rose Rock Midstream GP, LLC, and their Subsidiaries are Restricted Subsidiaries. Under the circumstances described below under “Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” however, we are permitted to designate certain of our existing and future Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries do not guarantee the Notes. As of September 30, 2013, the Unrestricted Subsidiaries had consolidated total liabilities (excluding intercompany liabilities) of approximately $415.9 million, including trade payables, and consolidated total assets of approximately $1,021.3 million, which represents 43% of the consolidated total assets of the Company and its Subsidiaries. In addition, our Unrestricted Subsidiaries generated approximately 70% of our consolidated revenues for the nine months ended September 30, 2013.

We own a 50.0% membership interest in Glass Mountain Pipeline, LLC that we account for as an unconsolidated subsidiary for financial accounting purposes. However, Glass Mountain Pipeline, LLC is not classified as a “Subsidiary” for purposes of the Indenture, and therefore is not subject to the restrictive covenants in the Indenture and does not guarantee the Notes. As of September 30, 2013, Glass Mountain Pipeline, LLC had total assets of $159.5 million and members’ equity of $138.2 million.

Each Subsidiary Guarantee contains a provision intended to limit the Subsidiary Guarantor’s liability thereunder to the maximum amount that it could incur without causing the incurrence of obligations under its Subsidiary Guarantee to be a fraudulent transfer. This provision may not, however, be effective to protect a Subsidiary Guarantee from being voided under fraudulent transfer law or may reduce the Subsidiary Guarantor’s obligation to an amount that effectively makes its Subsidiary Guarantee worthless. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require holders of the Notes to return payments received from the subsidiary guarantors.”

Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to (A) the Company or another Subsidiary Guarantor without limitation or (B) any other Persons upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

The Subsidiary Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released and discharged upon:

(1) (a)	the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Subsidiary Guarantor (other than a sale, disposition or other transfer to a Restricted Subsidiary) if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Indenture;

(b)	the designation by the Company of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture described under “Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(c)

the release or discharge of such Subsidiary Guarantor from its guarantee of Indebtedness under the Senior Credit Facility or the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to the covenant described under

“Certain Covenants—Future Subsidiary Guarantors” (treating any guarantees of such Subsidiary Guarantor that remain outstanding as incurred at least 30 days prior to such release or discharge); or

(d)	the exercise by the Company of its legal defeasance option or its covenant defeasance option, as described under “Legal Defeasance and Covenant Defeasance” or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2)	in the case of clause (1)(a) above, the release or discharge of such Subsidiary Guarantor from its guarantee, if any, of and all pledges and security, if any, granted in connection with, the Senior Credit Facility and any other Indebtedness of the Company or any Restricted Subsidiary.

Ranking

Secured Indebtedness Versus Notes

Payments of principal of, and premium, if any, and interest on, the Notes and the payment of any Subsidiary Guarantee rank pari passu in right of payment with all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Senior Credit Facility. However, the Notes and Subsidiary Guarantees are effectively subordinated in right of payment to all of the existing and future Secured Indebtedness and other secured obligations of the Company or the relevant Subsidiary Guarantor, as the case may be, to the extent of the value of the assets securing such Indebtedness and other secured obligations. As of September 30, 2013, on an as adjusted basis after giving effect to the recent Rose Rock drop-down and related transactions:

(1)	the Company’s Senior Indebtedness (excluding unused commitments and any secured Hedging Obligations) was approximately $300 million, of which $0 million, consisting of Indebtedness under the Senior Credit Facility, was Secured Indebtedness; and

(2)	the Subsidiary Guarantors’ Senior Indebtedness (excluding unused commitments) was approximately $300 million in the aggregate, of which $0 million, consisting of their respective guarantees with respect to the Senior Credit Facility, was Secured Indebtedness.

In addition, the Company had approximately $500 million of unused commitments (excluding undrawn letters of credit of $4.5 million) under the Senior Credit Facility, all of which would constitute Secured Indebtedness when drawn. Although the Indenture contains limitations on the amount of additional Senior Indebtedness that the Company and its Restricted Subsidiaries may incur and the amount of additional Secured Indebtedness the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Senior Indebtedness and Secured Indebtedness could be substantial. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

In addition, certain of our Hedging Obligations constitute Secured Indebtedness. To the extent prices of these commodities increase, the amount of this Secured Indebtedness could increase significantly. We expect to incur additional secured Hedging Obligations as part of our ongoing commodity risk management activities.

Liabilities of Subsidiaries Versus Notes

Substantially all of our operations are conducted through our Subsidiaries. Some of our Subsidiaries are not guaranteeing the Notes, and Subsidiary Guarantees may be released under certain circumstances, as described under “Subsidiary Guarantees.” In addition, our future Subsidiaries may not be required to guarantee the Notes, and our Unrestricted Subsidiaries are not required to guarantee the Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock of such non-guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including Holders. Accordingly, the Notes will be structurally subordinated to claims of creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture, such as trade payables. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Although the Indenture imposes requirements upon certain sales, conveyances and other transfers of assets by the Company and the Restricted Subsidiaries, such requirements do not prohibit such sales, conveyances or transfers but generally only require that the Company or the Restricted Subsidiary receive fair market value for the asset, that a designated portion of the consideration is received in cash or, in certain cases, Cash Equivalents and that the Company or the Restricted Subsidiary apply the net cash proceeds for specified purposes, including the retirement of certain Indebtedness or as an investment in additional assets. To the extent assets are transferred to Unrestricted Subsidiaries, including MLPs and GPs, those assets will no longer constitute assets of the Company or the Restricted Subsidiaries, and the EBITDA associated with these assets will not be EBITDA of the Company and the Restricted Subsidiaries.

Mandatory Redemption; Offer to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under “Repurchase at the Option of Holders.”

The Company may from time to time acquire Notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Optional Redemption

Except as described below, the Notes are not redeemable at the Company’s option prior to June 15, 2016. From and after June 15, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each Holder’s registered address, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage
2016	105.625%
2017	103.750%
2018	101.875%
2019 and thereafter	100.000%

Prior to June 15, 2016, the Company may, at its option, on one or more occasions, redeem up to 35% of the sum of the original aggregate principal amount of Notes (and the original principal amount of any Additional Notes) issued under the Indenture at a redemption price equal to 107.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but not including, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net proceeds are contributed to the Company; provided that:

•	at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and the original principal amount of any Additional Notes issued under the Indenture remain outstanding immediately after the occurrence of each such redemption; and

•	each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

At any time prior to June 15, 2016, the Company may also redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

Selection and Notice

If the Company is redeeming less than all of the Notes at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange (and such listing is known to the Trustee), in compliance with the requirements of the principal national securities exchange on which such Notes are listed, or (b) if the Notes are not so listed, on a pro rata basis, to the extent practicable or by lot or by such other method as may be required by the procedures of DTC; provided that no Notes of $2,000 or less shall be redeemed in part.

Notices of redemption shall be sent electronically or be mailed by first-class mail, postage prepaid, at least 15 days but not more than 60 days before the redemption date to each Holder at such Holder’s registered address, except that notices of redemption may be sent electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

A new Note in principal amount equal to the unredeemed portion of any Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due and payable on the date fixed for redemption. On and after the redemption date, unless the Company defaults in payment of the redemption price, interest shall cease to accrue on Notes or portions thereof called for redemption.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, the Company will be required to make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, the Company will send notice of such Change of Control Offer by first-class mail or electronically, to each Holder to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1)	a description of the transaction or transactions and identification of the ratings decline that together constitute a Change of Control Triggering Event and stating that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control Triggering Event,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2)	the purchase price and the purchase date, which will be no earlier than 15 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and

(7)	Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000.

While the Notes are in global form and the Company makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Indenture, or compliance with the Change of Control Triggering Event provisions of the Indenture would constitute a violation of any such law or regulation, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly mail to each Holder the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain provisions that permit the Holders to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Senior Credit Facility provides, and future credit agreements or other agreements to which the Company becomes a party may provide, that certain change of control events with respect to the Company (including a Change of Control) would constitute a default thereunder and certain of these agreements may prohibit the Company from purchasing any Notes as a result of a Change of Control Triggering Event. The exercise of Holders of the Notes of their right to require the Company to repurchase the Notes upon a Change of Control Triggering Event could cause a default under those agreements, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase or other prepayments on the Company. In the event a Change of Control Triggering Event occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture that could, in turn, constitute a default under other indebtedness. If the Company experiences a change of control that triggers a default under the Senior Credit Facility or cross defaults under other Indebtedness, the Company could seek a waiver of such defaults or seek to refinance the Indebtedness outstanding under the Senior Credit Facility and such other Indebtedness. In the event the Company does not obtain such a waiver or refinance the Indebtedness outstanding under the Senior Credit Facility and such other Indebtedness, such defaults could result in amounts outstanding under the Senior Credit Facility and such other Indebtedness being declared due and payable. Our ability to pay cash to the Holders following the occurrence of a Change of Control Triggering Event may be limited by our then existing financial resources. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may be unable to purchase your Notes upon a change of control triggering event.” Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under “Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Such restrictions can be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company (or the third party making the Change of Control Offer as described above) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding to, but not including, the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale (including any MLP Asset Transfer) unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets or Equity Interests sold or otherwise disposed of; and

(2)	other than in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Company’s most recent consolidated balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Company or such Restricted Subsidiary has been validly released by all relevant creditors in writing,

(b)	any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Noncash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 4.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose; provided, that in the case of an MLP Asset Transfer, in lieu of the requirement in clause (2), the Company, at its election, may meet the following requirements:

(a)

after such MLP Asset Transfer and as a result thereof, (x) the Company and its Restricted Subsidiaries shall have received an amount of cash and Designated Noncash Consideration permitted by clause (c) above attributable to such MLP Asset Transfer (as a result of (i) the receipt of cash proceeds and Designated Noncash Consideration as all or a portion of the consideration for such MLP Asset Transfer or (ii) the repayment of intercompany indebtedness, owed by a Subsidiary of the Company, transferred or assumed as part of such MLP Asset Transfer) at least equal to 50% of the fair market value (as determined in good faith by the Company based on values that could be obtained in an arms’ length transaction) of (A) the assets and property transferred or (B) in the case of a transfer of any Equity Interests of a Person, such Person at the time of such MLP Asset Transfer (it being understood that, in the case of a transfer of less than all of the Equity Interests of a Person, the value of such Person shall be determined at the time of the first MLP Asset Transfer constituting part of such MLP Asset Transfer (as if all the Equity

Interests in such Person were transferred at the time of such first MLP Asset Transfer, and the cash requirement set forth in this clause shall be satisfied on that basis in connection with such first MLP Asset Transfer) and there shall be no such additional cash attributable to such MLP Asset Transfer required for any subsequent transfer of Equity Interests of such Person constituting part of the MLP Asset Transfer) (in each case of the foregoing clauses (A) and (B), assuming such assets or Person, as applicable, operates as a going concern), with the balance of the consideration received by the Company and its Restricted Subsidiaries for such MLP Asset Transfer consisting solely of Equity Interests in the applicable MLP and (y) immediately after giving effect to such MLP Asset Transfer on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(b)	no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of calculating the fair market value of any assets or property transferred to any Person, any Person and any Equity Interests in a Person with respect to any MLP Asset Transfer, any Indebtedness that is owed by such Person to the Company or any Restricted Subsidiary shall be disregarded and shall not be reflected in such calculation to reduce the fair market value of such assets or property, Person or Equity Interests in such Person, as the case may be.

Within 365 days after any of the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale (including any MLP Asset Transfer), the Company or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:

(1)	to permanently reduce

(x)	Obligations under the Senior Credit Facility or any other Senior Indebtedness, in each case, of the Company or any Subsidiary Guarantor, and, in the case of Obligations under the Senior Credit Facility or other similar Indebtedness, to correspondingly reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Restricted Subsidiary shall so reduce Obligations under any Senior Indebtedness that is not Secured Indebtedness, the Company or such Restricted Subsidiary shall, equally and ratably, reduce Obligations under the Notes by, at its option, (A) redeeming the Notes to the extent they are then redeemable as provided under “Optional Redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date or (C) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with the Indenture and applicable securities law; or

(y)	Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2)	to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties, (c) capital expenditures and (d) acquisitions of other assets, that in each of (a), (b), (c) and (d) are used or useful in a Similar Business or replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from any Asset Sale that are not invested or applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds will be deemed to constitute “Excess Proceeds;” provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) of the preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed, but such extension will in no event be for a period longer than 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if such agreement is terminated before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds from and after the date of such termination). When the aggregate amount of such Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer to all Holders and, if required by the terms of any other Senior Indebtedness, to the holders of such other Senior Indebtedness (other than with respect to Hedging Obligations) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of Notes and such other Senior Indebtedness that is an integral multiple of $1,000 (subject to any required minimum denominations) that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to such Excess Proceeds within ten Business Days after the date that such Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the

Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Notes and such other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes and other Senior Indebtedness surrendered by the holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select or cause to be selected the Notes and the Company or agent for such other Senior Indebtedness shall select such other Senior Indebtedness to be purchased on a pro rata basis based on the principal amount (or accreted value, if applicable) of the Notes or such other Senior Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The procedures for an Asset Sale Offer will be substantially the same as for a Change of Control Offer. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, or compliance with the Asset Sale provisions of the Indenture would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture, as applicable, by virtue thereof.

The agreements governing the Company’s other indebtedness and future credit agreements or other agreements to which the Company becomes a party may limit or prohibit, the Company from purchasing any Notes as a result of an Asset Sale Offer. The exercise of Holders of the Notes of their right to require the Company to repurchase the Notes in connection with an Asset Sale Offer could cause a default under those other agreements. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited by the terms of any Indebtedness from purchasing the Notes, the Company could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture that could, in turn, constitute a default under other indebtedness.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than

(x)	dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or

(y)	dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

(x)	Indebtedness permitted under clauses (g)(1) and (g)(2) of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(y)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than the exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(c)	such Restricted Payment, together with all Restricted Payments made in reliance on the first paragraph of this covenant or clauses (1), (6)(C), (10) and (11) of the next succeeding paragraph during the quarter in which such Restricted Payment is made, does not exceed the Company’s Available Cash at the end of the Company’s most recent fiscal quarter plus Incremental Funds (to the extent not already included in Available Cash).

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration or giving notice of redemption thereof, if at the date of declaration or giving of the redemption notice, as applicable, such payment would have complied with the provisions of the Indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person that is incurred in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(A)	the principal amount of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(B)	such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C)	such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired; and

(D)	such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies or any Restricted Subsidiary held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed

(A)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

(B)	the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(C)	the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

and provided, further that cancellation of Indebtedness owing to the Company from members of management, directors, managers or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(6)	(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(B)	the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(C)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	repurchases, redemptions or other acquisitions or retirements of Equity Interests deemed to occur upon exercise of stock options, warrants or other similar rights if such Equity Interests represent a portion of the exercise or exchange price of such options, warrants or similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights;

(8)	the declaration and payment of dividends by the Company to, or the making of loans to, its direct parent company in amounts required for the Company’s direct or indirect parent companies to pay

(A)	customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(B)	general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries; and

(C)	reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company;

(9)	to the extent any such payment may constitute a Restricted Payment, payments made in connection with satisfaction of any obligations under the Plans;

(10)	the repurchase, redemption or other acquisition or redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under “Repurchase at the Option of Holders—Change of Control Triggering Event” and “Repurchase at the Option of Holders—Asset Sales;” provided that prior to such repurchase, redemption or other acquisition the Company (or a third party to the extent permitted by the Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control or Asset Sale Offer; and

(11)	other Restricted Payments, taken together with all other Restricted Payments made pursuant to this clause (11), not to exceed $50.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (6)(B) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Company’s Subsidiaries are Restricted Subsidiaries other than SemMexico Materials HC S. de R.L. de C.V., White Cliffs Pipeline, L.L.C., Rose Rock Midstream, L.P. and Rose Rock Midstream GP, LLC and their Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (11), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $50.0 million at any one time outstanding.

The foregoing limitations do not apply to any of the following items (collectively, “Permitted Debt”):

(a)	Indebtedness incurred pursuant to the Credit Facilities by the Company or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (a) and then outstanding does not exceed the greater of $600.0 million and 35.0% of Total Assets;

(b)	the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the Notes (including any Subsidiary Guarantees thereof) issued on the Issue Date and the Exchange Notes and related exchange guarantees to be issued in exchange for the Notes and the Subsidiary Guarantees issued on the Issue Date pursuant to the Registration Rights Agreement;

(c)	Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of the Restricted Subsidiaries to finance (whether prior to or within 270 days after) all or any part of the development, construction, purchase, lease, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether or not through the direct purchase of assets or the Capital Stock of any Person owning such assets (including any refinancing or replacement thereof); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (d) does not exceed the greater of (x) $75.0 million and (y) 3.0% of Total Assets at any one time outstanding;

(e)	Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such agreements, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(g)	Indebtedness of:

(1)	the Company to a Restricted Subsidiary (other than a GP or the general partner of a GP); provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness and

(2)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary (other than a GP or the general partner of a GP); provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(i)	Hedging Obligations entered into for non-speculative purposes;

(j)	obligations in respect of workers’ compensation claims, self-insurance obligations, performance, bid, appeal, injunctive, warranty, labor and surety bonds and performance and completion guarantees and similar bonds or obligations provided by the Company or any Restricted Subsidiary, and any guarantees or letters of credit functioning as or supporting any of the foregoing;

(k)	(x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Indenture or (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company permitted to be incurred under the terms of the Indenture; provided that such guarantee is incurred in accordance with the covenant described below under “—Future Subsidiary Guarantors;”

(l)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (l) and clause (m) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased,

(2)	to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated to the Notes or such Subsidiary Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(3)	shall not include:

(x)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company,

(y)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor or

(z)	Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(m)	Indebtedness, Disqualified Stock or Preferred Stock (x) of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) constituting Acquired Indebtedness; provided that either:

(1)	after giving effect to such acquisition or merger, either:

(A)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(B)	the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger; or

(2)	such Indebtedness, Disqualified Stock or Preferred Stock (a) is not Secured Indebtedness and, if constituting Indebtedness, is Subordinated Indebtedness, (b) is not incurred while a Default exists and no Default shall result therefrom, (c) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the Notes and (d) in the case of clause (y) above only, is not incurred in contemplation of such acquisition or merger;

(m)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(n)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(o)

Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition which, when aggregated with the principal amount of all other Indebtedness, Disqualified

Stock and Preferred Stock incurred under this clause (p) and then outstanding (including any refinancing or replacement thereof), does not exceed the greater of $50.0 million and 2.5% of Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (p) shall cease to be deemed incurred or outstanding for purposes of this clause (p) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (p));

(p)	Indebtedness, Disqualified Stock and Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (q) and then outstanding, does not at any one time outstanding exceed the greater of (i) $100.0 million and (ii) 5.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (q) shall cease to be deemed incurred or outstanding for purposes of this clause (q) but shall be deemed incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (q));

(q)	Indebtedness consisting of Indebtedness issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees thereof, their respective estates, spouses, domestic partners, partners in civil union or former spouses, former domestic partners or former partners in civil union, in each case to finance the repurchase, retirement or other acquisition or retirement of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent permitted pursuant to clause (4) of the second paragraph under “—Limitation on Restricted Payments;”

(r)	to the extent constituting Indebtedness, the incurrence by the Company or any Restricted Subsidiary of take-or-pay obligations contained in supply agreements; and

(s)	Indebtedness under Treasury Management Arrangements.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (t) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify or later divide, classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (a) of the definition of Permitted Debt.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such time;

(3)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the fair market value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the Notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2)	in all other cases, the Notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are equally and ratably secured;

provided that any Lien that is granted to secure the Notes under this covenant shall be discharged at the same time as the discharge of the Lien that gave rise to the obligation to so secure the Notes.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	the Company is the surviving company or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”); provided that if such Person is not a corporation, such Person immediately causes a Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia to be added as a co-issuer of the Notes under the Indenture;

(2)	the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A)	the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(B)	the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

provided that this clause (4) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants;

(5)	each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (A)(2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes.

Notwithstanding the foregoing clauses (3) and (4),

(a)	any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and

(b)	the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another state of the United States of America or converting into a different form of business entity so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person, other than the Company or another Subsidiary Guarantor, unless either:

(A)	(1) such Subsidiary Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or other entity organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2)	the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists; and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(B)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and, such Subsidiary Guarantor’s Subsidiary Guarantee.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless

(a)	such Affiliate Transaction (taken as a whole, in the case of a series or group of related transactions, whether or not occurring substantially simultaneously) is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, and

(b)	the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The following items will be deemed not to be Affiliate Transactions and, therefore, the foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of the Restricted Subsidiaries;

(2)	(i) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and (ii) Permitted Investments;

(3)	employment agreements, employee benefits plans, any indemnification agreement or any similar arrangement entered into and customary fees paid to, reimbursement of expenses paid to and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary, in each case in the ordinary course of business;

(4)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5)	payments or loans (or cancellations of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other compensatory arrangements with such employees or consultants that are, in each case, approved by the Company in good faith, including the special bonus payments described under “Certain Relationships and Related Transactions” in the Offering Memorandum and payments pursuant to the foregoing;

(6)	any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment, modification or supplement thereto or replacement thereof (so long as any such amendment, modification, supplement or replacement is not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined in good faith by the Company), and any transaction contemplated by any of the foregoing;

(7)	the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not disadvantageous to the Holders in any material respect as compared to the terms of the original agreement as in effect on the Issue Date as reasonably determined in good faith by the Company;

(8)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Affiliate of the Company;

(10)	any Permitted MLP Transfer and any Permitted GP Transfer;

(11)	leases entered into by the Company or any Restricted Subsidiary, as lessor and an Unrestricted Subsidiary, as lessee, with respect to a pipeline or similar asset operated by such Unrestricted Subsidiary; provided that the Remaining Present Value of any such leases shall not exceed $5.0 million in the aggregate;

(12)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with the Company or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation, and any amendment, modification or supplement thereto, or replacement thereof (so long as any such amendment, modification, supplement or replacement is not more disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation) and any transaction contemplated by any of the foregoing; and

(13)	payment for services rendered between any MLP or GP and one or more of the Company or any of its Restricted Subsidiaries, if (x) payment is made or completed in compliance with the terms and provisions of the partnership agreement of the MLP (or comparable governing document of the GP) and (y) such transaction is on terms and conditions fair and reasonable to the Company or such Restricted Subsidiary as determined in good faith by the Company.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)	(1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(2)	pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b)	make loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of, or a requirement to subordinate, loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c)	sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facility and the related documentation (including security documents and intercreditor agreements) and Hedging Obligations and contractual encumbrances or restrictions in agreements or instruments governing Credit Facilities not in effect on the date of the Indenture so long as the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than the restrictions contained in those agreements on the date of the Indenture;

(2)	the Indenture and the Notes and the Subsidiary Guarantees of the Notes issued thereunder;

(3)	purchase money obligations for property acquired and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired and other Liens permitted to be incurred under the provisions of the covenant described above under “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(4)	applicable law or any applicable rule, regulation or order;

(5)

any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of the board of directors of the Company, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrances or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

(9)	other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(10)	provisions in partnership and joint venture agreements, asset sale agreements, leases, licenses, sale-lease back agreements, stock sale agreements and other similar agreements;

(11)	non-assignment provisions contained in leases, licenses and other agreements;

(12)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(13)	restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Issue Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Issue Date.

Future Subsidiary Guarantors

The Company will cause each of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries, other than a Subsidiary Guarantor, that becomes a borrower or guarantor under the Senior Credit Facility or guarantees, on the Issue Date or any time thereafter, any other Indebtedness of the Company, which Indebtedness exceeds $15.0 million in aggregate principal amount, to, within 30 days:

(1)	execute and deliver a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Subsidiary Guarantor that is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2)	deliver to the Trustee an opinion of counsel to the effect that:

(a)	such Subsidiary Guarantee has been duly executed and authorized; and

(b)	such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

Limitation on Sale and Lease-Back Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be entitled to (A) incur additional Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) create a Lien on such property securing such Attributable Debt under the definition of “Permitted Liens” (provided that clause (A) of this clause (i) shall be suspended during any period in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants); (ii) the consideration received by the Company or any Restricted Subsidiary in connection with such Sale and Lease-Back Transaction is at least equal to the fair market value (as determined in good faith by the Company) of such property; and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Reports and Other Information

The Indenture provides that, notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will file with the SEC (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after we file them with the SEC):

(1)	within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2)	within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); and

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form);

provided, however, that (1) if we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we may complete any such reports as though our only registered securities are non-convertible debt securities and (2) we shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event, we will make available such information to prospective purchasers of notes in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time we would be required to file such information with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, we will be deemed to have furnished such reports referred to above to the Trustee and Holders if we have filed such reports with the SEC via the EDGAR filing system (or any successor system) or, if we are not subject to reporting under Section 13 or 15(d) of the Exchange Act and are not permitted to file such reports with the SEC, if we post such reports on our publicly available website.

Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers’ certificates delivered under the Indenture).

Suspended Covenants

During any period when the Notes have an Investment Grade Rating from both Rating Agencies and no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under “Repurchase at the Option of Holders—Asset Sales” and under the following headings under “Certain Covenants”:

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,”

•	clause (4) of the covenant described above under “—Merger, Consolidation or Sale of All or Substantially All Assets,”

•	“—Transactions with Affiliates,”

•	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” and

•	“—Limitation on Sale and Lease-Back Transactions” (only to the extent set forth in such covenant)

(collectively, the “Suspended Covenants”); provided that the provisions of the Indenture described above under “Repurchase at the Option of Holders—Change of Control Triggering Event,” “Reports and Other Information” and described above under the following headings under “Certain Covenants” will not be so suspended:

•	“—Liens,”

•	“—Merger, Consolidation or Sale of All or Substantially All Assets” (except with respect to clause (4) of such covenant),

•	“—Future Subsidiary Guarantors,” and

•	“—Limitation on Sale and Lease-Back Transactions” (except to the extent set forth in such covenant);

and provided further, that if we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding portion of this sentence and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the Investment Grade Ratings so that the Notes do not have an Investment Grade Rating from both Rating Agencies, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the “Reinstatement Date”). As a result, during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially reduced covenant protection. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under “Certain Covenants—Limitation on Restricted Payments” as though such covenants had been in effect during the entire period of time from which the Notes are issued. However, all Restricted Payments made, Indebtedness incurred and other actions effected during any period in which covenants are suspended will not cause a default under the Indenture on any Reinstatement Date.

In addition, during any period when the Suspended Covenants are suspended, we will not be permitted to designate or redesignate any of our Subsidiaries as described under the definition of “Unrestricted Subsidiary.”

The Company, in an officer’s certificate, shall promptly provide notice to the Trustee of any occurrence of any period of time when the Company is not subject to the Suspended Covenants and of any Reinstatement Date. The Trustee shall have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during any period of time when the Company is not subject to the Suspended Covenants or the Company’s future compliance with any covenants, or (iii) notify the holders of any period of time when the Company is not subject to the Suspended Covenants or of any Reinstatement Date.

Events of Default and Remedies

The following events constitute Events of Default under the Indenture:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of payments of principal of, or premium, if any, on the Notes issued under the Indenture;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the Notes issued under the Indenture;

(3)	failure by the Company or any Subsidiary Guarantor for 120 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding and issued under the Indenture voting as a single class to comply with the provisions described under “Reports and Other Information;”

(4)	failure by the Company or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding and issued under the Indenture voting as a single class to comply with any of the other agreements in the Indenture or the Notes;

(5)	failure by the Company or any Subsidiary Guarantor to make a Change of Control Offer or an Asset Sale Offer within the time periods set forth, or to consummate a purchase of Notes when required pursuant to the terms described, under the captions “Repurchase at the Option of Holders—Change of Control Triggering Event” or “Repurchase at the Option of Holders—Asset Sales” or to comply with the provisions described under the caption “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets;”

(6)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both

(A)	such default either

(i)	results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or

(ii)	relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

(B)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

(7)	failure by the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8)	certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary); or

(9)	the Subsidiary Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Subsidiary Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest on the Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted

Subsidiaries that together would constitute a Restricted Subsidiary), all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default, except a Default relating to the payment of principal of and premium, if any, and interest on the Notes if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the interest of the Holders of such Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes issued thereunder by notice to the Trustee may, on behalf of the Holders of all of such Notes, rescind an acceleration, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default in the payment of principal of and premium, if any, or interest on any such Notes held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose,

(x)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged,

(y)	the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or

(z)	if the default that is the basis for such Event of Default has been cured.

Except to enforce the right to receive payments of principal of and premium, if any, and interest on the Notes when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Indenture provides that we are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and we are required upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Subsidiary Guarantees and the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation; provided that the foregoing shall not limit any Subsidiary Guarantor’s obligations under its Subsidiary Guarantee. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes issued under the Indenture and have each Subsidiary Guarantor’s obligation discharged with respect to its Subsidiary Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for

(1)	the rights of Holders issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture,

(2)	the Company’s obligations with respect to the Notes issued under the Indenture concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Subsidiary Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event a Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes issued under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes issued under the Indenture on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on the Notes;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A)	the Company has received from, or there has been published by, the United States of America Internal Revenue Service a ruling or

(B)	since the original issuance of the Notes, there has been a change in the applicable U.S. Federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States of America shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit (and any similar concurrent depositing relating to other Indebtedness, or a Default or Event of Default that will be cured by such Covenant Defeasance or Legal Defeasance) and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any of the Senior Credit Facility or any other material agreement or instrument (other than the Indenture) to which, the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantor or others; and

(7)	the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel in the United States of America (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when

(a)	either (1) all such Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)	all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b)	in respect of clause (a)(2), no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar deposit relating to other Indebtedness and, in each case, and the granting of Liens in connection therewith) with respect to the Indenture or the Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar deposit relating to other Indebtedness and, in each case, and the granting of Liens in connection therewith);

(c)	the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of the Note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any related Subsidiary Guarantee and the Notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture voting as a single class, other than Notes beneficially owned by the Company or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes).

The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any Notes issued under the Indenture and held by a non-consenting Holder:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any such Note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under “Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the Notes issued under the Indenture, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Subsidiary Guarantee that cannot be amended or modified without the consent of all Holders;

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	make any change in the ranking of the Notes that would adversely affect the Holders;

(8)	modify the Subsidiary Guarantees of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders;

(9)	make any change in these amendment and waiver provisions; or

(10)	impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

Notwithstanding the foregoing, without the consent of any Holder, the Company, any Subsidiary Guarantor (with respect to a Subsidiary Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Subsidiary Guarantee or the Notes:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets and to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders in connection therewith;

(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(8)	to provide for the issuance of exchange Notes or private exchange Notes, which are identical to exchange Notes except that they are not freely transferable;

(9)	to add a Subsidiary Guarantor or other guarantor under the Indenture or to evidence the release of any Guarantor from its Subsidiary Guaranty as provided in the Indenture;

(10)	to conform the text of the Indenture, Subsidiary Guarantees or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended (as evidenced by an officer’s certificate of the Company) to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes; or

(11)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notices given electronically will be deemed given when sent.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Subsidiary Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136-4216; Attn: Investor Relations.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, (1) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (2) the term “including” means “including, without limitation.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Indebtedness” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such assets, as the case may be.

“Additional Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“AMI Development Activities” shall mean, with respect to any AMI Interest, the exploration, production, ownership and operation of drilled wells on the area of mutual interest constituting an AMI Interest, and any business or business activities incidental or related thereto.

“AMI Dispositions” shall mean sales, transfers, leases or other dispositions of all or portions of an AMI Interest, in one or more transactions, pursuant to farm-out or similar agreements.

“AMI Interest” shall mean any areas of mutual interest in which the Company or any Restricted Subsidiary owns an interest.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.00% of the principal amount of such Note; or

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at June 15, 2016 (such redemption price being set forth in the table appearing above under “—Optional Redemption”), plus (ii) all required interest payments due on such Note through June 15, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such Note.

The Company shall determine the Applicable Premium, and the Trustee shall have no obligation to verify the same.

“Asset Sale” means

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (each referred to in this definition as a “disposition”), of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any Restricted Subsidiary, including any Equity Interest, whether in an MLP, a GP, or otherwise; and

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(a)	a disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment, vehicles or other similar assets or uneconomic or surplus assets in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by the covenant described under “Certain Covenants—Limitation on Restricted Payments;”

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, license, assignment, sub-lease, sub-license or cross license of any real or personal property (including intellectual property or other general intangibles) in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary other than an MLP or a GP;

(i)	foreclosures on assets;

(j)	the unwinding of any Hedging Obligations;

(k)	solely for purposes of clauses (1) and (2) of the covenant described under “Repurchase at the Option of Holders—Asset Sales,” AMI Dispositions;

(l)	dispositions of defaulted receivables or of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(m)	sales of assets received by the Company or any Restricted Subsidiary upon foreclosure on a Lien;

(n)	any surrender or waiver of contract rights or settlement, releases, recovery on or surrender of contract, tort or other claims; and

(o)	the granting of Liens not prohibited by the covenant described under “Certain Covenants—Liens.”

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with ‘the definition of “Capitalized Lease Obligation.”

“Available Cash” means, with respect to any fiscal quarter,

(a)	the sum of: (i) all cash and Cash Equivalents of the Company and its Restricted Subsidiaries (or the Company’s proportionate share of cash and Cash Equivalents in the case of Restricted Subsidiaries that are not wholly owned) on and at the end of such fiscal quarter; and (ii) if the management of the Company so determines, all or any portion of any additional cash and Cash Equivalents of the Company and its Restricted Subsidiaries (or the Company’s proportionate share of cash and Cash Equivalents in the case of Restricted Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such fiscal quarter resulting from Working Capital Borrowings made subsequent to the end of such fiscal quarter; less

(b)	the amount of any cash reserves established by the management of the Company and its Restricted Subsidiaries (or the Company’s proportionate share of cash reserves established by Restricted Subsidiaries that are not wholly owned) to: (i) provide for the proper conduct of the business of the Company and its Restricted Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs of the Company and its Restricted Subsidiaries) subsequent to such fiscal quarter; (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company and its Restricted Subsidiaries is a party, by which it is bound or to which its assets are subject; or (iii) provide funds for distributions permitted under this “Limitation on Restricted Payments” covenant in respect of any one or more of the next four fiscal quarters; provided, however, that disbursements made by the Company or any of its Restricted Subsidiaries or cash reserves established, increased or reduced after the end of such fiscal quarter but on or before the date of determination of Available Cash with respect to such fiscal quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such fiscal quarter if the management of the Company so determines.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means with respect to the Company, a duly adopted resolution of the Board of Directors of the Company or any respective committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means

(1)	in the case of a corporation, corporate stock,

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means

(1)	United States of America dollars,

(2)	(a) Canadian dollars; or

(b)	in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business,

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(4)	demand deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million,

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above,

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of acquisition thereof,

(7)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (6) above,

(8)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(9)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition, and

(10)	other time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of Total Assets.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in one or more currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into the currencies set forth in clauses (1) and (2) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of the notes within the Ratings Decline Period by at least two of the Rating Agencies, as a result of which the rating of the notes on any day during such Ratings Decline Period is below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).

“Company” has the meaning set forth in the first paragraph under “General.”

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) Additional Interest, (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (C) any expensing of bridge, commitment and other financing fees (other than those described in clause (ii) above) and (D) any redemption premiums paid in connection with the Transactions, plus

(b)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(c)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1)	any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, one-time compensation charges and the Transactions) shall be excluded,

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,

(3)	any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(4)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends, distributions or other payments from any Person that is not a Subsidiary, any Unrestricted Subsidiary or any Person that is accounted for by the equity method of accounting that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below),

(6)	any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

(7)	any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(8)	any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and

(9)	any long-term incentive plan accruals and any noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(A)	for the purchase or payment of any such primary obligation or

(B)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities, indentures or debt security or note issuances, in each case, with banks, investment banks, insurance companies, mutual funds or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders), letters of credit, other borrowings, debt securities or note issuances, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

“DTC” means The Depository Trust Company.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1)	increased by (without duplication):

(a)	provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(b)	consolidated Fixed Charges of such Person for such period to the extent the same was deducted in computing Consolidated Net Income, plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(d)	any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions, including the offering of the Notes and the Senior Credit Facility, in each case, deducted in computing Consolidated Net Income, plus

(e)	the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, plus

(f)	any write-offs, write-downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g)	the amount of any minority interest expense deducted in calculating Consolidated Net Income, plus

(h)	any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Equity Interests of the Company (other than Disqualified Stock that is Preferred Stock) in each case, plus

(i)	accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and under similar requirements for any other jurisdiction;

(2)	decreased by (without duplication) noncash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition); and

(3)	decreased or increased, as applicable, by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards #133; and

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any underwritten primary public offering of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

(a)	public offerings with respect to the Company’s or any direct or indirect parent company’s common stock or Preferred Stock registered on Form S-4 or Form S-8; and

(b)	an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in the case of amounts over $50.0 million, by the Board of Directors of the Company.

“First Purchaser Lien” means so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the state of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable law of any such jurisdiction or any other applicable jurisdiction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such

Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a)	Consolidated Interest Expense of such Person for such period,

(b)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock made during such period, and

(c)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States of America that are in effect on the Issue Date.

“Government Securities” means securities that are

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“GP” means the Person that is the general partner of an MLP.

“GP Equity Transfer” means the sale, conveyance, transfer or other disposition of any Equity Interest in an MLP GP in connection with, or following, the initial public offering of an MLP GP.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Incremental Funds” means, the sum of:

(a)	100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Similar Business or long-term assets that are used or useful in a Similar Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) on or after the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(b)	to the extent that any Restricted Investment made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(c)	the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the Issue Date.

“Indebtedness” means, with respect to any Person,

(a)	any indebtedness (including principal and premium) of such Person, whether or not contingent

(1)	in respect of borrowed money,

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(3)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, or

(4)	representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection,

(c)	to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at such date of determination and the amount of Indebtedness so secured, and

(d)	Attributable Debt in respect of Sale and Lease-Back Transactions;

provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations and (B) Obligations of a GP of an MLP with respect to Indebtedness of such MLP arising by operation of law due to such GP’s position as a general partner of such MLP (or corresponding Obligations of any general partner of such GP arising by operation of law due to such entity’s position as a general partner of such GP); provided, however, that such Obligations or Indebtedness are non-recourse to the Company or any of its Restricted Subsidiaries (other than such GP and, if such GP is a limited partnership, the general partner of such GP, provided that (x) the sole business of such general partner of such GP is to act as the general partner of such GP and engage in activities ancillary thereto and (y) and such general partner of such GP owns no assets (other than (i) ownership interests in such GP or in the MLP of which such GP is the MLP GP, (ii) temporarily holding assets to be transferred or distributed in connection with a Permitted MLP Transfer or a Permitted GP Transfer or distributions from an MLP or a GP and (iii) current assets sufficient to satisfy its ordinary course operating expenses)).

“Indenture” means the Indenture dated as of the Issue Date, among the Company, as issuer, certain of its Subsidiaries, as guarantors, and Wilmington Trust, National Association, as trustee.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged and that is independent of the Company and its Affiliates.

“Initial Purchasers” means Citigroup Global Markets Inc., BMO Capital Markets Corp., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, RBS Securities Inc., Scotia Capital (USA) Inc., UBS Securities LLC, ABN AMRO Securities (USA) LLC and Credit Agricole Securities (USA) Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment and/or distribution and

(4)	corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments,”

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x)	the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(y)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means June 14, 2013.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or place of payment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“MLP” means any master limited partnership.

“MLP Asset Transfer” means the direct or indirect sale, conveyance, transfer or other disposition of property or assets (including any Equity Interests of any Person) by the Company or any Restricted Subsidiary to one or more MLPs or MLP Subsidiaries.

“MLP Equity Transfer” means the sale, conveyance, transfer or other disposition of any Equity Interest in an MLP.

“MLP GP” means a GP that is a general partner of an MLP.

“MLP Subsidiary” means a Subsidiary of an MLP.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, Permitted MLP Transfer, Permitted GP Transfer or Extraordinary Distribution, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, MLP Equity Transfer or GP Equity Transfer, net of the direct costs relating to such Asset Sale, Permitted MLP Transfer or Permitted GP Transfer and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, finder’s fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than by the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and, in the case of an Asset Sale, Permitted MLP Transfer or Permitted GP Transfer, any deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such transaction and retained by the Company or a Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) except as contemplated by clause (30) of the definition of Permitted Liens, (b) is directly or indirectly liable as a guarantor or otherwise or (c) is the lender (provided, that agreements to provide management services or operation and maintenance services, performance guarantees with respect to commercial contracts, completion guarantees relating to construction projects or similar contractual arrangements, in each case shall not be considered to constitute a guaranty or credit support for this purpose);

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (30) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above, if any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, fees, indemnification, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of the Trustee and any other third parties other than the Holders.

“Offering Memorandum” means the Offering Memorandum dated June 7, 2013 with respect to the offering of the Old Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the General Counsel, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

(1)	either (a) at the time of such Investment and immediately thereafter, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (b) such Investment does not exceed the aggregate amount of Incremental Funds not previously expended at the time of making such Investment;

(2)	if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiaries or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any “claw-back,” “make-well” or “keepwell” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3)	such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of a Similar Business.

“Permitted GP Transfer” means any GP Equity Transfer that complies with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Investments” means:

(a)	any Investment in the Company or any Restricted Subsidiary;

(b)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c)	(i) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment

(1)	such Person becomes a Restricted Subsidiary of the Company or

(2)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and

(ii)	any Investment held by such Person;

(d)	any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities received in connection with (i) an Asset Sale or Permitted MLP Transfer made pursuant to the provisions of the covenants described under “Repurchase at the Option of Holders— Asset Sales” or (ii) any other disposition of assets (other than a Permitted MLP Transfer or Permitted GP Transfer) not constituting an Asset Sale;

(e)	any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date;

(f)	loans and advances to, and guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(g)	any Investment acquired by the Company or any Restricted Subsidiary

(1)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or

(2)	as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)	Hedging Obligations permitted under clause (j) of the covenant described in “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(i)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or any indirect parent company thereof under compensation plans approved by the Board of Directors of the Company in good faith;

(j)	Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock);

(k)	guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and performance guarantees in the ordinary course of business;

(l)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n)	any Investments in an MLP or a GP; provided that such Investment results from a Permitted MLP Asset Transfer or a Permitted GP Transfer; and

(o)	Permitted Business Investments.

“Permitted Liens” means, with respect to any Person:

(1)	Liens with respect to the Senior Credit Facility or any other Credit Facilities;

(2)	Liens to secure Indebtedness and Hedging Obligations incurred under clauses (a), (b) and (i) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and any related Obligations;

(3)	pledges, deposits and other Liens by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(4)	Liens imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, vendors’, repairmens’, landlord’s, mechanics’, construction contractors’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(5)	Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(6)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(7)	Liens consisting of minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions, by-laws and other ordinances of governmental authorities, minor irregularities in title, boundaries, or other minor survey defects, easements, leases, restrictions, servitudes, licenses, permits, encroachments, reservations, exceptions, zoning restrictions, rights-of-way, trackage rights, permits, special assessments, development agreements, deferred services agreements, owners’ association encumbrances, conditions, covenants mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Company or the Restricted Subsidiaries, including rights of eminent domain (including those for streets, roads, bridges, pipes, pipelines, natural gas gathering systems, processing facilities, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights), and other similar charges or encumbrances as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8)	Liens existing on the Issue Date;

(9)	Liens on property or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary other than on improvements thereon, accessions thereto and proceeds thereof;

(10)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary other than on improvements thereon, accessions thereto and proceeds thereof;

(11)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases granted to others which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by the Company and its Restricted Subsidiaries;

(15)	Liens in favor of the Company or any Subsidiary Guarantor;

(16)	Liens on inventory or equipment of the Company or any Restricted Subsidiary granted to the Company’s client at which such inventory or equipment is located;

(17)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (8), (9) and (10) and the following clause (18); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements thereof, accessions thereto and proceeds thereof), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (8), (9), (10) and the following clause (18) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18)	Liens securing Indebtedness permitted to be incurred pursuant to clauses (d), (i), (m)(1) and (p) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (p) are, except as provided in the following clause (33), solely on acquired property or the assets of the acquired entity, as the case may be;

(19)	deposits in the ordinary course of business to secure liability to insurance carriers;

(20)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies,” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred and (iii) in favor of banking institutions arising as a matter of law encumbering deposits or other funds maintained with a banking institution (including the right of setoff and other remedies);

(23)	Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(24)	other Liens securing obligations not to exceed the greater of $50.0 million and 2.5% of Total Assets at any one time outstanding;

(25)	(i) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case not for speculative purposes and (ii) other Liens on assets of the Company or any of its Restricted Subsidiaries securing Hedging Obligations or Treasury Management Arrangements;

(26)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(27)	contractual Liens that arise under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreement, proceeding agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, sale water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(28)	(a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(29)	First Purchaser Liens;

(30)	Liens on the Equity Interests of any Unrestricted Subsidiary or Joint Venture which secure indebtedness or other obligations of such Unrestricted Subsidiary or Joint Venture;

(31)	Liens given to a public utility or any governmental authority when required by such utility or governmental authority in connection with the operations of the Company or any Restricted Subsidiary;

(32)	Liens on the assets of any Restricted Subsidiary of the Company that is not a Guarantor and which secure Indebtedness or other obligations of such Restricted Subsidiary (or of another Restricted Subsidiary that is not a Guarantor) that are permitted to be incurred under “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(33)	Liens on the assets or Equity Interests of a Foreign Subsidiary securing Indebtedness permitted to be incurred pursuant to clause (p) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or other obligations of such Foreign Subsidiary (or of another Foreign Subsidiary).

“Permitted MLP Asset Transfer” means any MLP Asset Transfer that complies with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted MLP Equity Transfer” means any MLP Equity Transfer that complies with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted MLP Transfer” means, collectively, any Permitted MLP Asset Transfer and any Permitted MLP Equity Transfer.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plans” means, collectively, (i) the plan of arrangement and reorganization for SemCAMS ULC, a Nova Scotia unlimited company, dated July 24, 2009, as amended, (ii) the plan of arrangement and reorganization for SemCanada Crude Company, a Nova Scotia unlimited company, dated July 24, 2009, as amended, (iii) the consolidated plan of distribution for SemCanada Energy Company, A.E. Sharp Ltd. and CEG Energy Options, Inc., dated July 24, 2009, as amended, in each case under the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36, and (iv) that certain Fourth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code (including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules thereto).

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating of the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Company or a shareholder of the Company, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SemMexico” means SemMexico Materials HC S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable organized under the laws of the United Mexican States.

“Senior Credit Facility” means the Credit Agreement, dated as of June 17, 2011 and amended prior to the Issue Date, among the Company, the guarantors party thereto, the lenders and other parties party thereto from time to time, and The Royal Bank of Scotland plc, as administrative agent for the lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Senior Indebtedness” means with respect to any Person:

(1)	all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;

unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary or to any joint venture in which the Company or any Restricted Subsidiary has an interest;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);

(4)	any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5)	that portion of any Indebtedness that at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto (including, for the avoidance of doubt, the AMI Development Activities) and in each case reasonable extensions thereof.

“Subordinated Indebtedness” means

(a)	with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes, and

(b)	with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor that is by its terms subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor.

“Subsidiary” means, with respect to any Person,

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the guarantee by any Subsidiary Guarantor of the Company’s Obligations under the Indenture and the Notes.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Total Assets” means the total amount of all assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company.

“Transactions” means the issuance of the Old Notes and the use of the proceeds thereof as described in the Offering Memorandum, in particular as described under the section thereof entitled “Use of Proceeds.”

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged, of United States of America Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2016; provided, however, that if the period from the redemption date to June 15, 2016, is less than one year, the weekly average yield on actually traded United States of America Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wilmington Trust, National Association until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and

(2)	any Subsidiary of an Unrestricted Subsidiary.

As of the date of the Indenture, (i) SemMexico Materials HC S. de R.L. de C.V., (ii) White Cliffs Pipeline, L.L.C., (iii) Rose Rock Midstream, L.P., (iv) Rose Rock Midstream GP, LLC, and (v) each of the Subsidiaries of the foregoing have been designated as Unrestricted Subsidiaries. The Company may, after the date of the Indenture, designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a)	except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” such Subsidiary has no Indebtedness other than Non-Recourse Debt,

(b)	any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, and

(c)	such designation complies with the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either

(1)	the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(2)	the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

During any period when covenants are suspended pursuant to “Suspended Covenants” we will not be permitted to designate or redesignate any of our Subsidiaries as described above.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to shareholders to the extent permitted pursuant to the covenant described under “Certain Covenants— Limitation on Restricted Payments;” provided that when such borrowings are incurred it is the intent of the Company to repay such borrowings within 12 months other than from additional Working Capital Borrowings.

BOOK-ENTRY; DELIVERY AND FORM

Global Notes

The New Notes, like the Old Notes, will be issued in the form of one or more fully registered notes in global form, without interest coupons. The New Notes will be deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	on deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global notes to the accounts of the DTC participants that have tendered the Old Notes to the account designated by the exchange agent; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, including its participants, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

•	Neither we nor the Trustee is responsible for those operations or procedures.

•	DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•	will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the Trustee.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any), and interest with respect to the New Notes represented by a global note will be made by the Trustee to DTC’s nominee, as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear, and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their participants or indirect participants, of their obligations under the rules and procedures governing their operations.

Certificated Notes

New Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	there shall have occurred and be continuing an event of default with respect to the Notes; or

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated Notes.

PLAN OF DISTRIBUTION

You may transfer New Notes issued under the exchange offer in exchange for the Old Notes if:

•	you acquire the New Notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange New Notes for your Old Notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives New Notes for your own account in exchange for Old Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of those New Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the New Notes or a combination of these methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes.

Any broker-dealer that resells New Notes that were received by it for its own account under the exchange offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the expiration date of the exchange offer to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during that period if so requested in order to expedite or facilitate the disposition of any New Notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of New Notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging that holder’s Old Notes for New Notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of Old Notes for New Notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss on receipt of a New Note in exchange for an Old Note in the exchange, and the holder’s basis and holding period in the New Note will be the same as its basis and holding period in the corresponding Old Note immediately before the exchange.

LEGAL MATTERS

The validity of the New Notes offered in this exchange offer will be passed on for us by Conner & Winters, LLP, Tulsa, Oklahoma. As of the date of this prospectus, attorneys at Conner  & Winters, LLP owned 5,000 common units of Rose Rock.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of White Cliffs Pipeline, L.L.C. as of December 31, 2012, and for the year then ended, have been incorporated by reference herein in reliance upon the report of BDO USA, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NGL Energy Partners LP and subsidiaries as of March 31, 2013 and 2012 and for each of the two years ended March 31, 2013 and the six month period ended March 31, 2011 and the consolidated financial statements of NGL Supply, Inc. for the six month period ended September 30, 2010, each included in the Amended Annual Report of SemGroup Corporation on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2012, have been incorporated by reference herein in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov.

We also make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Our website is located at www.semgroupcorp.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus is one part of a registration statement filed on Form S-4 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) with the SEC under the Securities Act. This prospectus does not contain all of the information described in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Notes and the related guarantees, you should read the entire registration statement and the documents incorporated by reference into this prospectus. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement is qualified in its entirety by the documents incorporated by reference.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus. Information that we later file with the SEC will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, as described further below, any filings or portions of any filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 1, 2013, as amended by Amendment No. 1 thereto, filed on March 1, 2013, and as further amended by Amendment No. 2 thereto, filed on June 14, 2013;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2013, filed on May 9, 2013, for the quarterly period ended June 30, 2013, filed on August 9, 2013, and for the quarterly period ended September 30, 2013, filed on November 12, 2013; and

•	our Current Reports on Form 8-K filed with the SEC on January 14, 2013, April 24, 2013, May 6, 2013, May 23, 2013, June 3, 2013, June 11, 2013, June 20, 2013, August 6, 2013, August 9, 2013, September 26, 2013, December 16, 2013 and December 20, 2013.

In addition, any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement and before the effectiveness of the registration statement will be incorporated by reference in this prospectus. Notwithstanding the foregoing, nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

We will provide at no cost to you, a copy of the reports and any or all of the information that has been incorporated by reference but not delivered with this prospectus or any supplement. Please direct your oral or written request to:

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Attention: Investor Relations

(918) 524-8100

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

OLD 7.50% SENIOR NOTES DUE 2021 (CUSIP Nos. 81663A AA3 and U81569 AA0)

OF

SEMGROUP CORPORATION

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED                     ,

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON                     , 2014 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS

EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 N Market Street

Wilmington, DE 19890-1626

Fax: (302) 636-4139

Ph: (302) 636-6181

If you wish to exchange your issued and outstanding 7.50% Senior Notes due 2021 (CUSIP Nos. 81663A AA3 and U81569 AA0 (“Old Notes”)) for an equal aggregate principal amount of newly issued 7.50% Senior Notes due 2021 (CUSIP No. 81663A AB1 (“New Notes”)) with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), under the exchange offer, you must validly tender (and not withdraw) your Old Notes to the Exchange Agent before the Expiration Date.

We refer you to the Prospectus, dated                     ,     (the “Prospectus”), of SemGroup Corporation (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange the Old Notes for a like aggregate principal amount of New Notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Old Notes of any extension by oral (promptly followed in writing) or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) under the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer the Exchange Agent must receive, before the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, on request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

3. You understand that the tender of the Old Notes under all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance on interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), that the New Notes issued in exchange for the Old Notes under the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Old Notes exchanged for the New Notes directly from the Issuer to resell under Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that the New Notes are acquired in the ordinary course of the holders’ business and the holders are not participating in, and have no arrangement with any other person to participate in, the distribution of the New Notes.

5. By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

(a) the New Notes acquired under the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b) you are not engaging and do not intend to engage in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

(c) you have no arrangement or understanding with any person to participate in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

(d) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

(e) if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of those New Notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of June 14, 2013 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors (as defined therein), and Citigroup Global Markets Inc., as representative of the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, OK 74136-4216, Attention: General Counsel. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, and each other holder of Old Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6. If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of those New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, those Old Notes cannot be exchanged under the Exchange Offer.

8. Any of your obligations hereunder shall be binding on your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein before 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of Old Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuers shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give a notification. Tenders of Old Notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only under the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

SemGroup Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants the Company the authority to indemnify each of the Company’s directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer that is made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise), by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company or by reason of the fact that such director or officer, at the Company’s request, is or was serving as a director, officer, employee or agent of any other corporation or other entity, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, that in the case of an action, suit or proceeding against a director or officer that is brought by the Company or in the Company’s right, the Company may indemnify such director or officer only in respect of expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer; provided further, that no such indemnity for expenses may be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Company unless, and only to the extent that, either the Delaware Court of Chancery or the court in which the action, suit or proceeding against such director or officer was brought shall determine upon application that, despite the adjudication of liability to the Company but in view of all the circumstances of the case, such director or officer is nevertheless fairly and reasonably entitled to indemnity from the Company for such expenses in an amount deemed proper by such court.

Unless ordered by a court, the determination of whether a then sitting director or officer has met the applicable standard for indemnity, i.e., that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the Company’s stockholders.

Section 145 of the DGCL also authorizes the Company to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit or proceeding against the director or officer prior to a determination of whether the director or officer is actually entitled to indemnity and to purchase insurance for the benefit of a director or officer against any liability that may be incurred by reason of the fact that the insured was or is a director or officer, regardless of whether the liability insured could have legally been indemnified by the Company.

Pursuant to the authority granted the Company by Section 145 of the DGCL, the Company has provided in the Company’s amended and restated certificate of incorporation and bylaws for the indemnification of and advancement of expenses to the Company’s directors to the fullest extent authorized or permitted by law as from time to time in effect; provided, however, the Company is required to indemnify, or advance expenses to, any such director in connection with an action, suit, claim or proceeding initiated by such director only if the initiation of such action, suit, claim or proceeding has been authorized or ratified by the Company’s Board of Directors. The Company’s bylaws provide that the Company may, to the extent authorized by the Company’s Board of Directors, grant rights of indemnification and the advancement of expenses (including attorney’s fees) to the Company’s officers. The Company’s Board of Directors has authorized indemnification of, and advancement of expenses to, the Company’s officers serving as such on or after December 1, 2009. The rights authorized by the Company’s Board of Directors for the indemnification of, and advancement of expenses to, the Company’s officers serving as such on or after December 1, 2009 are the same rights that have been afforded the Company’s directors pursuant to the Company’s amended and restated certificate of incorporation and bylaws.

The employment agreement between SemManagement, L.L.C., the Company’s wholly owned subsidiary, and Norman J. Szydlowski, the Company’s President and Chief Executive Officer, provides Mr. Szydlowski with indemnification to the maximum extent permitted by the Company’s amended and restated certificate of incorporation and bylaws, provided such indemnification shall be on terms no less favorable than provided to any of the Company’s other executive officers or directors pursuant to a separate written indemnification agreement. Pursuant to the employment agreement, the Company has also agreed to maintain commercially reasonable directors’ and officers’ insurance covering Mr. Szydlowski in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature as the Company.

The Company has also purchased a policy of insurance for the benefit of the Company’s directors and officers that provides standard liability coverage.

As permitted by Section 102 of the DGCL, the Company’s amended and restated certificate of incorporation provides that each of the Company’s directors shall not be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director; provided, that a director shall be liable for any breach of such director’s duty of loyalty to the Company or the Company’s stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases), or for any transaction from which such director derived an improper personal benefit.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	The exhibits required to be filed under the requirements of Item 601 of Regulation S-K are set forth in the Index to Exhibits accompanying this registration statement.

(b)	Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)	any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

SEMGROUP CORPORATION

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Director, President and Chief Executive Officer (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 20, 2013

/s/ Paul F. Largess Paul F. Largess	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

SEMGAS, L.P.

By:	SemOperating G.P., L.L.C., its general partner

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Chief Executive Officer of SemOperating G.P., L.L.C., the general partner of the registrant, and Director of SemGroup Corporation, the sole member of the general partner of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer of SemOperating G.P., L.L.C., the general partner of the registrant (Principal Financial Officer)	December 20, 2013

/s/ Paul F. Largess Paul F. Largess	Chief Accounting Officer and Assistant Secretary of SemOperating G.P., L.L.C., the general partner of the registrant (Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

SEMCANADA, L.P.

By:	SemOperating G.P., L.L.C., its general partner

	By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Chief Executive Officer of SemOperating G.P., L.L.C., the general partner of the registrant, and Director of SemGroup Corporation, the sole member of the general partner of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer of SemOperating G.P., L.L.C., the general partner of the registrant (Principal Financial Officer)	December 20, 2013

/s/ Paul F. Largess Paul F. Largess	Chief Accounting Officer and Assistant Secretary of SemOperating G.P., L.L.C., the general partner of the registrant (Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

SEMCANADA II, L.P.

By:	SemOperating G.P., L.L.C., its general partner

	By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Chief Executive Officer of SemOperating G.P., L.L.C., the general partner of the registrant, and Director of SemGroup Corporation, the sole member of the general partner of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer of SemOperating G.P., L.L.C., the general partner of the registrant (Principal Financial Officer)	December 20, 2013

/s/ Paul F. Largess Paul F. Largess	Chief Accounting Officer and Assistant Secretary of SemOperating G.P., L.L.C., the general partner of the registrant (Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

SEMMATERIALS, L.P.

By:	SemOperating G.P., L.L.C., its general partner

	By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Chief Executive Officer of SemOperating G.P., L.L.C., the general partner of the registrant, and Director of SemGroup Corporation, the sole member of the general partner of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer of SemOperating G.P., L.L.C., the general partner of the registrant (Principal Financial Officer)	December 20, 2013

/s/ Paul F. Largess Paul F. Largess	Chief Accounting Officer and Assistant Secretary of SemOperating G.P., L.L.C., the general partner of the registrant (Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the general partner of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

SEMGROUP EUROPE HOLDING, L.L.C.

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Chief Executive Officer of the registrant, and Director of SemGroup Corporation, the sole member of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Chief Financial Officer of the registrant (Principal Financial Officer and Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

SEMOPERATING G.P., L.L.C.

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Chief Executive Officer of the registrant, and Director of SemGroup Corporation, the sole member of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer of the registrant (Principal Financial Officer)	December 20, 2013

/s/ Paul F. Largess Paul F. Largess	Chief Accounting Officer and Assistant Secretary of the registrant (Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

SEMMEXICO, L.L.C.

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Chief Executive Officer of the registrant, and Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Chief Financial Officer of the registrant (Principal Financial Officer and Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

SEMDEVELOPMENT, L.L.C.

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	President and Chief Executive Officer of the registrant, and Director of SemGroup Corporation, the sole member of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer of the registrant (Principal Financial Officer and Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

ROSE ROCK MIDSTREAM HOLDINGS, LLC

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Norman J. Szydlowski Norman J. Szydlowski	President, Chief Executive Officer and Director (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)	December 20, 2013

/s/ Paul F. Largess Paul F. Largess	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 20, 2013

/s/ Timothy O’Sullivan Timothy O’Sullivan	Vice President and Director	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

WATTENBERG HOLDING, LLC

By:	Rose Rock Midstream Holding, L.L.C., its sole member

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Norman J. Szydlowski Norman J. Szydlowski	President, Chief Executive Officer and Director of Rose Rock Midstream Holding, L.L.C., the sole member of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President, Chief Financial Officer and Director of Rose Rock Midstream Holding, L.L.C., the sole member of the registrant (Principal Financial Officer)	December 20, 2013

/s/ Paul F. Largess Paul F. Largess	Vice President, Controller and Chief Accounting Officer of Rose Rock Midstream Holding, L.L.C., the sole member of the registrant (Principal Accounting Officer)	December 20, 2013

/s/ Timothy O’Sullivan Timothy O’Sullivan	Vice President and Director of Rose Rock Midstream Holding, L.L.C., the sole member of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013 .

GLASS MOUNTAIN HOLDING, LLC

By:	SemDevelopment, L.L.C., its sole member

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the sole member of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski

President and Chief Executive Officer of SemDevelopment, L.L.C., the sole member of the registrant, and Director of SemGroup Corporation, the sole member of the sole member of the registrant

(Principal Executive Officer)

December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer of SemDevelopment, L.L.C., the sole member of the registrant (Principal Financial Officer and Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the sole member of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the sole member of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the sole member of the registrant	December 20, 2013

/s/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the sole member of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the sole member of the registrant	December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 20, 2013.

MID-AMERICA MIDSTREAM GAS SERVICES, L.L.C.

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Chief Executive Officer of the registrant, and Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant (Principal Executive Officer)	December 20, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Chief Financial Officer of the registrant (Principal Financial Officer and Principal Accounting Officer)	December 20, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/a/ James H. Lytal James H. Lytal	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director of SemGroup Corporation, the sole member of the general partner of the sole member of the registrant	December 20, 2013

INDEX TO EXHIBITS

The following documents are included as exhibits to this registration statement. Those exhibits below incorporated by reference herein are indicated as such by the information supplied in the parenthetical thereafter. If no parenthetical appears after an exhibit, such exhibit is filed herewith.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation, dated as of November 30, 2009, of SemGroup Corporation (filed as Exhibit 3.1 to our registration statement on Form 10, File No. 001-34736).

3.2	Amended and Restated Bylaws, dated as of October 28, 2011, of SemGroup Corporation (filed as Exhibit 3.1 to our current report on Form 8-K dated October 28, 2011, filed October 28, 2011).

4.1	Indenture, dated as of June 14, 2013, by and among SemGroup Corporation, certain of its wholly-owned subsidiaries, as guarantors, and Wilmington Trust, National Association, as trustee (filed as Exhibit 4.1 to our current report on Form 8-K dated June 14, 2013, filed June 20, 2013).

4.2	Registration Rights Agreement, dated as of June 14, 2013, by and among SemGroup Corporation, certain of its wholly-owned subsidiaries and Citigroup Global Markets Inc., as representative of the Initial Purchasers (as defined therein) (filed as Exhibit 4.2 to our current report on Form 8-K dated June 14, 2013, filed June 20, 2013).

5.1*	Opinion of Conner & Winters, LLP.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of BDO USA, LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Conner & Winters, LLP (included in Exhibit 5.1).

23.4*	Consent of BDO USA, LLP.

24.1*	Powers of Attorney (included on the signature pages to this registration statement).

25.1*	Statement of Eligibility on Form T-1 of Wilmington Trust, National Association.

*	Filed herewith.